201 6 Interim Repor t 中期報告 2016 Interim Report 中期報告 Wynn Macau, Limited Rua Cidade de Sintra, NAPE, Macau (853) 2888-9966 www.wynnmacau.com

2 Corporate Information 4 Highlights 5 Management Discussion and Analysis 30 Directors and Senior Management 44 Other Information 57 Report on Review of Interim Financial Information 59 Interim Financial Information 88 Definitions 93 Glossary Contents

2 Wynn Macau, Limited Corporate Information BOARD OF DIRECTORS Executive Directors Mr. Stephen A. Wynn (Chairman of the Board) Mr. Gamal Aziz Ms. Linda Chen Mr. Ian Michael Coughlan Non-Executive Director Mr. Matthew O. Maddox Independent Non-Executive Directors Dr. Allan Zeman, GBM, GBS, JP (Vice-chairman of the Board) Mr. Jeffrey Kin-fung Lam, GBS, JP Mr. Bruce Rockowitz Mr. Nicholas Sallnow-Smith AUDIT AND RISK COMMITTEE Mr. Nicholas Sallnow-Smith (Chairman) Mr. Bruce Rockowitz Dr. Allan Zeman, GBM, GBS, JP REMUNERATION COMMITTEE Mr. Nicholas Sallnow-Smith (Chairman) Mr. Jeffrey Kin-fung Lam, GBS, JP Mr. Matthew O. Maddox Mr. Bruce Rockowitz NOMINATION AND CORPORATE GOVERNANCE COMMITTEE Mr. Jeffrey Kin-fung Lam, GBS, JP (Chairman) Mr. Nicholas Sallnow-Smith Dr. Allan Zeman, GBM, GBS, JP COMPANY SECRETARY Ms. Ho Wing Tsz Wendy, FCIS, FCS AUTHORIZED REPRESENTATIVES Dr. Allan Zeman, GBM, GBS, JP Ms. Ho Wing Tsz Wendy, FCIS, FCS (Mrs. Seng Sze Ka Mee, Natalia as alternate) AUDITORS Ernst & Young Certified Public Accountants LEGAL ADVISORS As to Hong Kong and U.S. laws: Skadden, Arps, Slate, Meagher & Flom As to Hong Kong law: Mayer Brown JSM As to Macau law: Alexandre Correia da Silva As to Cayman Islands law: Maples and Calder

3Interim Report 2016 Corporate Information REGISTERED OFFICE P.O. Box 309 Ugland House Grand Cayman KY1-1104 Cayman Islands HEADQUARTERS IN MACAU Rua Cidade de Sintra NAPE, Macau SAR PRINCIPAL PLACE OF BUSINESS IN HONG KONG Level 54, Hopewell Centre 183 Queen’s Road East Hong Kong PRINCIPAL SHARE REGISTRAR AND TRANSFER OFFICE Appleby Trust (Cayman) Limited HONG KONG SHARE REGISTRAR Computershare Hong Kong Investor Services Limited STOCK CODE 1128 COMPANY WEBSITE www.wynnmacaulimited.com

4 Wynn Macau, Limited Highlights FINANCIAL HIGHLIGHTS For the Six Months Ended 30 June 2016 2015 HK$ HK$ (in thousands, except per share amounts or otherwise stated) Casino revenues 9,153,749 9,623,267 Other revenues 536,076 631,024 Adjusted EBITDA 2,547,722 2,548,692 Profit attributable to owners 1,140,905 1,437,001 Earnings per Share — basic and diluted (HK$) 0.22 0.28

Interim Report 2016 | 5

Management Discussion and Analysis

OVERVIEW

Wynn Macau opened to the public on 6 September 2006 at the center of casino activities on the urban Macau peninsula. In December 2007 and November 2009, Wynn Macau completed expansions, adding more gaming space and additional food and beverage and retail amenities. Encore at Wynn Macau, a further expansion of Wynn Macau that added a fully integrated resort hotel, opened in April 2010.

Wynn Macau and Encore features:

- Approximately 284,000 square feet of casino space, offering 24-hour gaming and a full range of games, including private gaming salons, sky casinos and a poker pit;
- Two luxury hotel towers with a total of 1,008 spacious rooms and suites;
- Casual and fine dining in eight restaurants;
- Approximately 57,000 square feet of high-end, brand-name retail shopping, including stores and boutiques such as Bvlgari, Cartier, Chanel, Dior, Dunhill, Ermenegildo Zegna, Ferrari, Giorgio Armani, Graff, Gucci, Hermes, Hugo Boss, Jaeger-LeCoultre, Loro Piana, Louis Vuitton, Miu Miu, Piaget, Prada, Roger Dubuis, Rolex, Tiffany, Vacheron Constantin, Van Cleef & Arpels, Versace, Vertu, and others;
- Recreation and leisure facilities, including two health clubs and spas, a salon, and a pool; and
- Approximately 31,000 square feet of lounges and meeting facilities.

The following table presents the number of casino games available at our Macau Operations:

	As at 30 June	
	2016	2015
VIP table games	**178**	237
Mass market table games	**230**	208
Slot machines	**805**	693
Poker tables	**14**	13

6 Wynn Macau, Limited Management Discussion and Analysis Our aim is to build and operate appropriately scaled integrated resorts that attract a wide range of customer segments, generate strong financial results, and complement their surrounding market areas. To attract and retain our customers, we design and continually refresh our integrated resorts to create unique customer experiences across a wide range of gaming and non-gaming amenities and emphasize human resources and staff training to ensure our employees are prepared to provide the luxury service that our guests expect. In response to on-going evaluation of our operations and the feedback from our guests, we have made, and will continue to make enhancements and refinements to our resort complex. Cotai Development — Wynn Palace On 22 August 2016, the Group opened Wynn Palace, an integrated resort, featuring: Approximately 500,000 square feet of casino space, offering 24-hour gaming and a full range of games, including private gaming salons and sky gaming; A luxury hotel with a total of 1,706 spacious rooms, suites and villas; Casual and fine dining in nine restaurants and in other areas; Approximately 200,000 square feet of high-end, brand-name retail shopping, including stores and boutiques; Recreation and leisure facilities, including a gondola ride, health club, spa, salon and pool; Approximately 40,000 square feet of ballroom and meeting facilities; and Public attractions including a performance lake and floral art displays. The total project budget was approximately HK$32 billion including construction costs, capitalized interest, pre-opening expenses, land costs and financing fees, and as of 30 June 2016, we had invested approximately HK$30 billion on the project.

7Interim Report 2016 Management Discussion and Analysis On 29 July 2013, WRM and Palo finalized and executed a guaranteed maximum price construction (“GMP”) contract with Leighton Contractors (Asia) Limited, acting as the general contractor. Under the GMP contract, the general contractor is responsible for both the construction and design of the Wynn Palace project. The general contractor is obligated to substantially complete the project in the first half of 2016 for a guaranteed maximum price of HK$20.6 billion. The performance of the general contractor is backed by a full completion guarantee given by CIMIC Group Limited (formerly Leighton Holdings Limited), the parent company of the general contractor, as well as a performance bond for 5% of the guaranteed maximum price. We have assessed certain liquidated damages for the general contractor’s failure to complete certain milestones in accordance with the time prescribed in the GMP contract. The general contractor has requested the reversal of liquidated damages, additional compensation and extensions of time. We view our assessment of liquidated damages as fully supported by the terms of the GMP contract, and we view the general contractor’s requests as unfounded and intend to adhere to the terms of the GMP contract as agreed with the general contractor. Table Game and Slot Machine Allocation On 12 August 2016 WRM received notification from The Gaming Inspection and Coordination Bureau of Macau (“DICJ”) that Wynn Palace was approved to commence operations on 22 August 2016. DICJ authorized 100 new table games for operation at Wynn Palace effective 22 August 2016, 25 new table games for operation on 1 January 2017 and 25 new table games for operation on 1 January 2018 for a total of 150 new table games in the aggregate. DICJ also approved 1,145 slot machines for operation at Wynn Palace effective 22 August 2016. In addition, DICJ approved the transfer of 250 table games from Wynn Macau to Wynn Palace. As at 31 August 2016, 250 table games from Wynn Macau have been transferred to Wynn Palace, bringing the total number of table games at Wynn Palace to 350 and the total number of table games at Wynn Macau to 271. Macau Macau, which was a territory under Portuguese administration for approximately 450 years, was transferred from Portuguese to Chinese political control in December 1999. Macau is governed as a special administrative region of China and is located approximately 37 miles southwest of, and approximately one hour away via ferry from, Hong Kong. Macau, which has been a casino destination for more than 50 years, consists principally of a peninsula on mainland China, and two neighboring islands, Taipa and Coloane, between which the Cotai area is located. We believe that Macau is located in one of the world’s largest concentrations of potential gaming customers despite a recent decline in gaming revenue. According to Macau statistical information, casinos in Macau, the largest gaming market in the world, generated approximately HK$104.6 billion in gaming revenue during the six months ended 2016. Since the introduction of new casinos starting in 2004, the Macau market has experienced a significant increase in annual gaming revenue from the HK$21.5 billion generated in 2002; however, the Macau market has recently experienced significant year-over-year declines, including a 11.4% decline in the first half of 2016.

8 Wynn Macau, Limited Management Discussion and Analysis FACTORS AFFECTING OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION Tourism The levels of tourism and overall gaming activities in Macau are key drivers of our business. Both the Macau gaming market and visitation to Macau have grown significantly leading up to 2014. However, beginning in 2014, the Macau gaming market experienced its first year-over-year decline in annual gaming revenues since its liberalization in 2002. Commencing from the fourth quarter of 2014, tourist arrivals to Macau had experienced a downward trend. Statistics show a slight year- over-year increase of 0.1% with 14.8 million tourist arrivals to Macau during the six months ended 30 June 2016. However, the decline in tourists’ spending habits and gaming activities have continually contributed to the further reduction in gaming revenues in Macau for the six months ended 30 June 2016, despite the slight increase in tourist arrivals to Macau. The Macau market has also experienced tremendous growth in capacity since the opening of Wynn Macau. As at 30 June 2016, there were 32,100 hotel rooms, 5,998 table games and 13,706 slots in Macau, compared to 12,978 hotel rooms, 2,762 table games and 6,546 slots as at 31 December 2006. Gaming customers traveling to Macau typically come from nearby destinations in Asia including mainland China, Hong Kong, Taiwan, South Korea and Japan. According to the Macau Statistics and Census Service Monthly Bulletin of Statistics, approximately 90.2% of visitors to Macau for the six months ended 30 June 2016 were from mainland China, Hong Kong, and Taiwan. Tourism levels in Macau are affected by a number of factors, all of which are beyond our control. Key factors affecting tourism levels in Macau may include, among others: Prevailing economic conditions in mainland China and Asia; Restrictions, conditions or other factors which affect visitation by citizens of mainland China to Macau; Various countries’ policies on currency exchange controls and currency export restrictions, for example on the Renminbi, the currency of the PRC, and the issuance of travel visas that may be in place from time to time; Competition from other destinations which offer gaming and/or leisure activities; Occurrence of natural disasters and disruption of travel; and Possible outbreaks of infectious disease.

9Interim Report 2016 Management Discussion and Analysis Economic and Operating Environment A significant number of our gaming customers at Wynn Macau come from mainland China. Any economic contraction or uncertainty in China would impact the number of patrons visiting our property and the amount they may be willing to spend. In addition, policies adopted from time to time by the Chinese government, including any travel restrictions imposed by China on its citizens, such as restrictions imposed on exit visas granted to residents of mainland China for travel to Macau, could affect the number of visitors from mainland China to our property. It is not known when, or if, policies restricting visitation by mainland Chinese citizens to Macau and Hong Kong will be put in place and travel policies may be adjusted, without notice, in the future. Furthermore, the Chinese government’s ongoing anti-corruption campaign has influenced the behavior of Chinese consumers and their spending patterns both domestically and abroad. The campaign has specifically led to tighter monetary transfer regulations, including real time monitoring of certain financial channels, which has affected and may continue to impact the number of visitors and the amount of money they bring from mainland China to Macau. The overall effect of the campaign and monetary transfer restrictions may continue to impact Macau or result in an even greater decline in visitation and may continue to negatively affect our revenues and results of operations. Competition Since the liberalization of Macau’s gaming industry in 2002, there has been a significant increase in the number of casino properties in Macau. There are six gaming operators in Macau, including WRM. The three concessionaires are WRM, SJM, and Galaxy. The three subconcessionaires are Melco Crown, MGM Macau, and Venetian Macau. As at 30 June 2016, there were approximately 36 casinos in Macau, including 20 operated by SJM. Each of the current six operators has operating casinos and expansion plans underway. The Macau government has had the ability to grant additional gaming concessions since April 2009. If the Macau government were to allow additional competitors to operate in Macau through the grant of additional concessions or subconcessions, we would face additional competition, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. Several of the current concessionaires and subconcessionaires have opened additional facilities in the Cotai area of Macau during 2015 or expect to open in the second half of 2016 and during 2017 and 2018. These Cotai facilities are expected to increase total hotel room inventory by approximately 25.5% from the current inventory and significantly increase other gaming and non-gaming offerings in Macau.

10 Wynn Macau, Limited Management Discussion and Analysis Wynn Macau also faces competition from casinos located in other areas of Asia, such as Resorts World Sentosa and Marina Bay Sands, in Singapore, and Resorts World Genting, located outside of Kuala Lumpur, Malaysia. Wynn Macau also faces competition from casinos in the Philippines, such as Solaire Resort and Casino and City of Dreams Manila. Several other major casino resorts are scheduled to open over the next few years. Wynn Macau also encounters competition from other major gaming centers located around the world, including Australia and Las Vegas, cruise ships in Asia that offer gaming, and other casinos throughout Asia. Further, if current efforts to legalize gaming in other Asian countries are successful, Wynn Macau will face additional regional competition. Gaming Promoters A significant amount of our casino play is brought to us by gaming promoters. Gaming promoters have historically played a critical role in the Macau gaming market and are important to our casino business. Gaming promoters introduce premium VIP players to Wynn Macau and often assist those players with their travel and entertainment arrangements. In addition, gaming promoters often grant credit to their players. In exchange for their services, Wynn Macau generally pays the gaming promoters a commission which is a percentage of the gross gaming win generated by each gaming promoter. Approximately 80% of these commissions are netted against casino revenues, because such commissions approximate the amount of the commission returned to the VIP players by the gaming promoters, and approximately 20% of these commissions are included in other operating expenses, which approximate the amount of the commission ultimately retained by the gaming promoters as compensation. The total amount of commissions paid to gaming promoters and netted against casino revenues was HK$1.7 billion and HK$2.0 billion for the six months ended 30 June 2016 and 2015, respectively. Commissions decreased 13.0% for the six months ended 30 June 2016 compared to the six months ended 30 June 2015 as VIP gross table games win decreased due to decreased business volumes.

11Interim Report 2016 Management Discussion and Analysis We typically advance commissions to certain gaming promoters at the beginning of each month to facilitate their working capital requirements. These advances are provided to a gaming promoter and are offset by the commissions earned by such gaming promoter during the applicable month. The aggregate amounts of exposure to our gaming promoters, which is the difference between commissions advanced to each individual gaming promoter, and the net commissions payable to each such gaming promoter, declined substantially in part due to our tightening of advance policies and in part due to reduced business volume, to HK$7.0 million as at 30 June 2016 from HK$91.0 million as at 31 December 2015. At the end of each month, any commissions outstanding are cleared no later than the fifth business day of the succeeding month and prior to the advancement of any further funds to a gaming promoter. We believe we have developed strong relationships with our gaming promoters. Our commission percentages have remained stable throughout our operating history. In addition to commissions, gaming promoters each receive a monthly complimentary allowance based on a percentage of the turnover its clients generate. The allowance is available for room, food and beverage and other products and services for discretionary use with the gaming promoter’s clients. Given present market conditions in Macau and certain economic and other factors occurring in the region, gaming promoters are encountering difficulties in attracting patrons to come to Macau and certain gaming promoters are expanding operations in other jurisdictions in the region. Furthermore, gaming promoters are experiencing decreased liquidity, which may limit their ability to grant credit to their patrons, and has resulted in decreased gaming volumes in Macau and at Wynn Macau. Credit already extended by our gaming promoters to their patrons has likely become difficult for them to collect. The inability to attract sufficient patrons, grant credit and collect amounts due in a timely manner has negatively affected our gaming promoters’ operations, causing gaming promoters to wind up or liquidate their operations or resulting in some of our gaming promoters leaving Macau. Premium Credit Play We selectively extend credit to our VIP players contingent upon our marketing team’s knowledge of the players, their financial background and payment history. We follow a series of credit procedures and require various signed documents from each credit recipient that are intended to ensure, among other things that, if permitted by applicable law, the debt can be legally enforced in the jurisdiction where the player resides. In the event the player does not reside in a jurisdiction where gaming debts are legally enforceable, we can attempt to assert jurisdiction over assets the player maintains in jurisdictions where gaming debts are recognized. In addition, we typically require a check in the amount of the applicable credit line from credit players, collateralizing the credit we grant.

12 Wynn Macau, Limited Management Discussion and Analysis Number and Mix of Table Games and Slot Machines The mix of VIP table games, mass table games and slot machines in operation at our resort changes from time to time as a result of marketing and operating strategies in response to changing market demand and industry competition. The shift in the mix of our games will affect casino profitability. ADJUSTED EBITDA Adjusted EBITDA is earnings before finance costs, finance revenues, net foreign currency differences, changes in fair value of interest rate swaps, taxes, depreciation and amortization, pre- opening costs, property charges and other, share-based payments, Wynn Macau, Limited corporate expenses, and other non-operating income and expenses. Adjusted EBITDA is presented exclusively as a supplemental disclosure because our Directors believe that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Our Adjusted EBITDA presented herein also differs from the Adjusted Property EBITDA presented by Wynn Resorts, Limited for its Macau segment in its filings with the SEC, primarily due to the inclusion of license fees, adjustments for IFRS differences with U.S. GAAP, corporate support and other support services in arriving at operating profit. The following table sets forth a quantitative reconciliation of Adjusted EBITDA to its most directly comparable IFRS measurement and operating profit. For the Six Months Ended 30 June 2016 2015 HK$ HK$ (in thousands) Operating profit 1,460,382 1,754,628 Add Depreciation and amortization 464,141 526,888 Pre-opening costs 507,755 158,632 Property charges and other 8,897 285 Share-based payments 64,015 68,459 Wynn Macau, Limited corporate expenses 42,532 39,800 Adjusted EBITDA 2,547,722 2,548,692

13Interim Report 2016 Management Discussion and Analysis REVIEW OF HISTORICAL OPERATING RESULTS Summary Breakdown Table The following table presents certain selected statement of profit or loss and other comprehensive income line items and certain other data. For the Six Months Ended 30 June 2016 2015 HK$ HK$ (in thousands, except for averages, daily win figures and number of tables and slot machines) Total casino revenues(1) 9,153,749 9,623,267 Rooms(2) 62,909 62,282 Food and beverage(2) 107,554 110,075 Retail and other(2) 365,613 458,667 Total operating revenues 9,689,825 10,254,291 VIP table games turnover 196,601,773 253,295,988 VIP gross table games win(1) 6,599,211 7,239,754 Mass market table drop 18,510,203 19,194,956 Mass market gross table games win(1) 3,733,204 3,770,430 Slot machine handle 14,780,922 16,029,350 Slot machine win(1) 643,294 759,762 Average number of gaming tables(3) 428 468 Daily gross win per gaming table(4) 132,637 129,929 Average number of slots(3) 778 678 Average daily win per slot(4) 4,542 6,190

14 Wynn Macau, Limited Management Discussion and Analysis Notes: (1) Total casino revenues do not equal the sum of “VIP gross table games win”, “mass market gross table games win” and “slot machine win” because casino revenues are reported net of the relevant commissions. The following table presents a reconciliation of the sum of “VIP gross table games win”, “mass market gross table games win” and “slot machine win” to total casino revenues. For the Six Months Ended 30 June 2016 2015 HK$ HK$ (in thousands) VIP gross table games win 6,599,211 7,239,754 Mass market gross table games win 3,733,204 3,770,430 Slot machine win 643,294 759,762 Poker revenues 79,417 81,915 Commissions (1,901,377) (2,228,594) Total casino revenues 9,153,749 9,623,267 (2) Promotional allowances are excluded from revenues in the accompanying condensed consolidated statement of profit or loss and other comprehensive income prepared in accordance with IFRS. Management also evaluates non-casino revenues on an adjusted basis.

15Interim Report 2016 Management Discussion and Analysis The following table presents a reconciliation of net non-casino revenues as reported in our condensed consolidated statement of profit or loss and other comprehensive income to gross non-casino revenues calculated on the adjusted basis. The adjusted non-casino revenues as presented below are used for management reporting purposes and are not representative of revenues as determined under IAS 18. For the Six Months Ended 30 June 2016 2015 HK$ HK$ (in thousands) Room revenues 62,909 62,282 Promotional allowances 401,013 430,068 Adjusted room revenues 463,922 492,350 Food and beverage revenues 107,554 110,075 Promotional allowances 174,135 204,185 Adjusted food and beverage revenues 281,689 314,260 Retail and other revenues 365,613 458,667 Promotional allowances 14,192 26,123 Adjusted retail and other revenues 379,805 484,790 (3) For purposes of this table, we calculate average number of gaming tables and average number of slots as the average numbers of gaming tables and slot machines in service on each day in the period. (4) Daily gross win per gaming table and daily win per slot are presented in this table on the basis of the average number of gaming tables and average number of slots, respectively, over the number of days Wynn Macau and Encore were open in the applicable period. In addition, the total table games win figures used herein do not correspond to casino revenues figures in our financial information, because figures in our financial information are calculated net of commissions and the total table games win herein is calculated before commissions.

16 Wynn Macau, Limited Management Discussion and Analysis Discussion of Results of Operations Financial results for the six months ended 30 June 2016 compared to financial results for the six months ended 30 June 2015 Operating Revenues Total operating revenues decreased 5.5% from HK$10.3 billion in the six months ended 30 June 2015 to HK$9.7 billion in the six months ended 30 June 2016. This decrease was primarily due to lower gaming volume in our VIP casino and general casino in the six months ended 30 June 2016 compared to the six months ended 30 June 2015. Casino Revenues Casino revenues decreased 4.9% from HK$9.6 billion (93.8% of total operating revenues) in the six months ended 30 June 2015 to HK$9.2 billion (94.5% of total operating revenues) in the six months ended 30 June 2016. The components and reasons are as follows: VIP casino gaming operations. VIP gross table games win decreased from HK$7.2 billion in the six months ended 30 June 2015 to HK$6.6 billion in the six months ended 30 June 2016. VIP table games turnover decreased by 22.4%, from HK$253.3 billion in the six months ended 30 June 2015 to HK$196.6 billion in the six months ended 30 June 2016. VIP gross table games win as a percentage of turnover (calculated before commissions) was 2.86% in the six months ended 30 June 2015 compared to 3.36% in the six months ended 30 June 2016, which was above our expected range of 2.7% to 3.0%. The decrease in casino revenues from our VIP casino gaming operations were partially offset by an increase in VIP gross table games wins as a percentage of turnover (calculated before commissions). Mass market casino gaming operations. Mass market gross table games win decreased slightly by 1.0%, from HK$3,770.4 million in the six months ended 30 June 2015 to HK$3,733.2 million in the six months ended 30 June 2016. Mass market table drop decreased 3.6% from HK$19.2 billion in the six months ended 30 June 2015 to HK$18.5 billion in the six months ended 30 June 2016. The mass market gross table games win percentage was 19.6% in the six months ended 30 June 2015 compared to 20.2% in the six months ended 30 June 2016. Slot machine gaming operations. Slot machine win decreased by 15.3% from HK$759.8 million in the six months ended 30 June 2015 to HK$643.3 million in the six months ended 30 June 2016. Slot machine handle decreased by 7.8%, from HK$16.0 billion in the six months ended 30 June 2015 to HK$14.8 billion in the six months ended 30 June 2016. Slot machine win per unit per day decreased by 26.6% from HK$6,190 in the six months ended 30 June 2015 to HK$4,542 in the six months ended 30 June 2016. Slot machine win, slot machine handle and slot machine win per unit per day decreased primarily due to decreased business volumes.

17Interim Report 2016 Management Discussion and Analysis Non-casino Revenues Net non-casino revenues, which include rooms, food and beverage and retail and other revenues, decreased by 15.0% from HK$631.0 million (6.2% of total operating revenues) in the six months ended 30 June 2015 to HK$536.1 million (5.5% of total operating revenues) in the six months ended 30 June 2016. The decrease in revenues was largely due to lower retail sales in the six months ended 30 June 2016. Room. Our room revenues, which exclude promotional allowances in our condensed consolidated statement of profit or loss and other comprehensive income, increased slightly by 1.0% from HK$62.3 million in the six months ended 30 June 2015 to HK$62.9 million in the six months ended 30 June 2016. Management also evaluates room revenues on an adjusted basis which include promotional allowances. Adjusted room revenues including promotional allowances decreased by 5.8% from HK$492.4 million in the six months ended 30 June 2015 to HK$463.9 million in the six months ended 30 June 2016. The following table presents additional information about our adjusted room revenues (which include promotional allowances): Adjusted room revenues information For the Six Months Ended 30 June 2016 2015 Adjusted Average Daily Rate (includes promotional allowances of HK$2,171 in the six months ended 30 June 2016 and HK$2,217 in the six months ended 30 June 2015) HK$2,505 HK$2,529 Occupancy 93.1% 96.9% Adjusted REVPAR (includes promotional allowances of HK$2,022 in the six months ended 30 June 2016 and HK$2,149 in the six months ended 30 June 2015) HK$2,333 HK$2,451

18 Wynn Macau, Limited Management Discussion and Analysis Food and beverage. Food and beverage revenues, which exclude promotional allowances in our condensed consolidated statement of profit or loss and other comprehensive income, decreased by 2.3% from HK$110.1 million in the six months ended 30 June 2015 to HK$107.6 million in the six months ended 30 June 2016. Management also evaluates food and beverage revenues on an adjusted basis including promotional allowances. Food and beverage revenues adjusted to include these promotional allowances decreased by 10.4% from HK$314.3 million in the six months ended 30 June 2015 to HK$281.7 million in the six months ended 30 June 2016. Retail and other. Our retail and other revenues, which exclude promotional allowances in our condensed consolidated statement of profit or loss and other comprehensive income, decreased by 20.3%, from HK$458.7 million in the six months ended 30 June 2015 to HK$365.6 million in the six months ended 30 June 2016. The decrease was primarily due to lower retail sales. Management also evaluates retail and other revenues on an adjusted basis which includes promotional allowances. Adjusted retail and other revenues including promotional allowances decreased by 21.7% from HK$484.8 million in the six months ended 30 June 2015 to HK$379.8 million in the six months ended 30 June 2016. The decrease is primarily due to a decline in business in both our owned stores and leased stores. Operating Costs and Expenses Gaming taxes and premiums. Gaming taxes and premiums decreased by 6.6% from HK$4.7 billion in the six months ended 30 June 2015 to HK$4.4 billion in the six months ended 30 June 2016. This decrease was primarily due to decreased gross gaming win. WRM is subject to a 35% gaming tax on gross gaming win. In addition, WRM is also required to pay 4% of its gross gaming win as contributions for public development and social facilities. Staff costs. Staff costs increased by 12.8% from HK$1.6 billion in the six months ended 30 June 2015 to HK$1.8 billion in the six months ended 30 June 2016. This increase was primarily due to the Company carrying more headcount to prepare for the opening of Wynn Palace, which opened on 22 August 2016.

19Interim Report 2016 Management Discussion and Analysis Other operating expenses. Other operating expenses decreased by 6.1% from HK$1.7 billion in the six months ended 30 June 2015 to HK$1.6 billion in the six months ended 30 June 2016. Provision for doubtful accounts decreased from a provision during the first half of 2015 to a benefit in the first half of 2016. The change in the provision was primarily due to collection of an account that resulted in a HK$51.9 million reversal of the previously recorded allowance for doubtful accounts. For the six months ended 30 June 2016, the increase in repairs and maintenance expenses, operating supplies and equipment expenses, operating rental expenses, the costs of other support services and corporate services and others, auditors’ remuneration and other operating expenses were offset by a decrease in provision for doubtful accounts and reductions in business volume related expenses, such as gaming promoters’ commissions, license fees, cost of sales and utilities and fuel. Depreciation and amortization. Depreciation and amortization in the six months ended 30 June 2015 decreased 11.9% from HK$526.9 million to HK$464.1 million in the six months ended 30 June 2016. The decrease was primarily due to a change in the estimated useful lives of buildings and improvements for Wynn Macau, which was effective 1 September 2015, to more accurately reflect the estimated periods during which these assets are expected to remain in service. Property charges and other. Property charges and other increased from HK$0.3 million in the six months ended 30 June 2015 to HK$8.9 million in the six months ended 30 June 2016. Amounts in each period represent the gain/loss on the sale of equipment and other asset as well as costs related to assets retired or abandoned as a result of renovating certain assets of the Company in response to customer preferences and changes in market demand. As a result of the foregoing, total operating costs and expenses decreased by 3.2%, from HK$8.5 billion in the six months ended 30 June 2015 to HK$8.2 billion in the six months ended 30 June 2016. Finance Revenues Finance revenues remained essentially flat from HK$18.9 million in the six months ended 30 June 2015 to HK$19.2 million in the six months ended 30 June 2016. During 2016 and 2015, our short- term investment strategy has been to preserve capital while retaining sufficient liquidity. The majority of our short-term investments were primarily in time deposits and fixed deposits with a maturity of three months or less.

20 Wynn Macau, Limited Management Discussion and Analysis Finance Costs Finance costs decreased by 2.2%, from HK$300.1 million in the six months ended 30 June 2015 to HK$293.4 million in the six months ended 30 June 2016. The increase of finance costs derived from the increase in amounts outstanding under the Wynn Macau Credit Facility was offset by the increase in capitalized interest related to the construction of Wynn Palace. Interest Rate Swaps As required under the terms of the Wynn Macau Credit Facilities, we have entered into agreements which swap a portion of the interest on our loans from floating to fixed rates. These transactions do not qualify for hedge accounting. Changes in the fair value of our interest rate swaps are recorded as an increase or decrease in swap fair value during each period. During the six months ended 30 June 2016 and 30 June 2015, we recorded a loss of HK$22.2 million and a loss of HK$44.4 million, respectively, resulting from the movement in the fair value of our interest rate swaps. Income Tax Expense In the six months ended 30 June 2016, our income tax expense was HK$7.5 million, compared to an income tax expense of HK$3.2 million in the six months ended 30 June 2015. Our tax expense for the six months ended 30 June 2016 primarily relates to the current tax expense recorded by our subsidiaries owning WRM’s shares under the WRM Shareholder Dividend Tax Agreement. In the six months ended 30 June 2015, our income tax expense relates to the current tax expense recorded by our subsidiaries owning WRM’s shares under the WRM Shareholder Dividend Tax Agreement and a deferred tax benefit resulting from a decrease in the deferred tax liability for property and equipment. Net Profit Attributable to Owners of the Company As a result of the foregoing, compared to HK$1.4 billion for the six months ended 30 June 2015, net profit attributable to owners of the Company was HK$1.1 billion for the six months ended 30 June 2016.

21Interim Report 2016 Management Discussion and Analysis LIQUIDITY AND CAPITAL RESOURCES Capital Resources Since Wynn Macau opened in 2006, we have generally funded our working capital and recurring expenses as well as capital expenditures from cash flow from operations and cash on hand. Our cash balances as at 30 June 2016 were approximately HK$3.0 billion. Such cash is available for operations, new development activities, the development of Wynn Palace and enhancements to Wynn Macau and Encore. On 30 September 2015, WRM expanded the availability of borrowings under its senior secured bank facility to approximately HK$23.7 billion consisting of an approximately HK$17.9 billion fully funded senior secured term loan facility and an approximately HK$5.8 billion senior secured revolving credit facility. WRM also has the ability to upsize the total senior secured facilities by approximately an additional HK$7.8 billion equivalent (US$1.0 billion) pursuant to the terms and provisions of the agreement for the Wynn Macau Credit Facilities. As at 30 June 2016, the Group had approximately HK$1.3 billion of available borrowing capacity under the Wynn Macau Credit Facilities. The Company has issued 5.25% fixed rate, unsecured senior notes due 2021 with an aggregate principal amount of US$1.35 billion (approximately HK$10.5 billion) for working capital requirement and general corporate purposes. On 18 July 2016, WML Finance I Limited (the “WMLF”), a wholly-owned indirect subsidiary of the Company, entered into an agreement as the borrower for a revolving credit facility for initially up to HK$1,548.3 million (approximately US$198.5 million) with Bank of China Limited, Macau Branch as the lender. As at the Latest Practicable Date, the Group had HK$1,548.3 million available under the WMLF Revolving Credit Facility. The WMLF Revolving Credit Facility matures in July 2018 at which time any outstanding borrowings must be repaid.

22 Wynn Macau, Limited Management Discussion and Analysis Gearing Ratio The gearing ratio is a key indicator of our Group’s capital structure. The gearing ratio is net debt divided by total capital plus net debt. The table below presents the calculation of our gearing ratio. As at 30 June 2016 31 December 2015 HK$ HK$ (in thousands except for percentages) Interest-bearing borrowings 32,542,426 31,317,919 Accounts payable 1,056,734 1,621,099 Land premiums payable — 124,015 Construction retentions payable 12,316 399,986 Other payables and accruals 4,189,282 4,367,605 Amounts due to related companies 122,093 128,920 Other liabilities 205,637 205,799 Less: cash and cash equivalents (2,991,549) (6,731,356) restricted cash and cash equivalents (22,110) (15,968) Net debt 35,114,829 31,418,019 Equity 2,125,136 4,102,279 Total capital 2,125,136 4,102,279 Capital and net debt 37,239,965 35,520,298 Gearing ratio 94.3% 88.5%

23Interim Report 2016 Management Discussion and Analysis Cash Flows The following table presents a summary of the Group’s cash flows. For the Six Months Ended 30 June 2016 2015 HK$ HK$ (in millions) Net cash generated from operating activities 1,990.2 438.0 Net cash used in investing activities (3,370.3) (6,140.1) Net cash used in financing activities (2,363.5) (2,637.7) Net decrease in cash and cash equivalents (3,743.6) (8,339.8) Cash and cash equivalents at beginning of period 6,731.4 10,789.9 Effect of foreign exchange rate changes, net 3.7 2.9 Cash and cash equivalents at end of period 2,991.5 2,453.0 Net cash generated from operating activities Our net cash generated from operating activities is primarily affected by changes in our working capital and operating profit generated by our Macau Operations. Net cash from operating activities was HK$2.0 billion for the six months ended 30 June 2016, compared to HK$0.4 billion for the six months ended 30 June 2015. Operating profit was HK$1.5 billion for the six months ended 30 June 2016, compared to HK$1.8 billion for the six months ended 30 June 2015. The increase in net cash from operating activities was primarily attributable to the changes in working capital. Net cash used in investing activities Net cash used in investing activities was HK$3.4 billion for the six months ended 30 June 2016, compared to HK$6.1 billion for the six months ended 30 June 2015. Major expenditures in the six months ended 30 June 2016 included capital expenditures of HK$3.1 billion for both Wynn Palace construction costs and renovations to enhance and refine the Macau Operations and fine arts acquisition cost of HK$263.2 million. Major expenditures in the six months ended 30 June 2015 included capital expenditures of HK$6.2 billion for both Wynn Palace construction costs and renovations to enhance and refine the Macau Operations.

24 Wynn Macau, Limited Management Discussion and Analysis Net cash used in financing activities Net cash used in financing activities was HK$2.4 billion during the six months ended 30 June 2016, compared to HK$2.6 billion during the six months ended 30 June 2015. During the six months ended 30 June 2016, the net cash used in financing activities was primarily due to a HK$3.1 billion special dividend payment made in April 2016, HK$221.1 million for interest payments and a HK$124.0 million payment for land premiums, partially offset by receipts of HK$1.2 billion in proceeds from the senior revolving credit facility of the Wynn Macau Credit Facilities. During the six months ended 30 June 2015, the net cash used in financing activities was primarily due to a HK$5.4 billion special dividend payment made in March 2015, HK$248.7 million for interest payments and a HK$118.0 million payment for land premiums, partially offset by receipts of HK$3.2 billion in proceeds from the senior revolving credit facility of the Wynn Macau Credit Facilities. Indebtedness The following table presents a summary of our indebtedness. Indebtedness information As at 30 June 2016 31 December 2015 HK$ HK$ (in thousands) Bank loans 22,404,151 21,225,648 Senior notes 10,506,354 10,498,488 Less: debt financing costs, net (368,079) (406,217) Total interest-bearing borrowings 32,542,426 31,317,919 The Group had approximately HK$1.3 billion available to draw under the revolving credit facility of the Wynn Macau Credit Facilities as at 30 June 2016.

25Interim Report 2016 Management Discussion and Analysis Wynn Macau Credit Facilities Overview As at 30 June 2016, the Wynn Macau Credit Facilities consisted of approximately HK$23.7 billion equivalent in a combination of Hong Kong dollar and U.S. dollar facilities, including an approximately HK$17.9 billion equivalent fully funded senior term loan facility and an approximately HK$5.8 billion equivalent senior revolving credit facility. There is also an option to upsize the total senior secured credit facilities by approximately an additional HK$7.8 billion equivalent (US$1.0 billion) under the Wynn Macau Credit Facilities and related agreements upon the satisfaction of various conditions. The borrowings under the Wynn Macau Credit Facilities were used to refinance WRM’s existing indebtedness in 2015 and the balance may be used for a variety of purposes, including to fund the construction and development of Wynn Palace and for general corporate purposes. The HK$17.9 billion equivalent term loan facility is repayable in graduating installments of between 2.50% to 7.33% of the principal amount on a quarterly basis commencing December 2018, with a final installment of 50% of the principal amount repayable in September 2021. The final maturity of any outstanding borrowings from the revolving credit facility is September 2020, by which time any outstanding borrowings from the revolving loans must be repaid. The borrowings under the Wynn Macau Credit Facilities bear interest at LIBOR or HIBOR plus a margin of 1.50% to 2.25% per annum based on WRM’s leverage ratio. Customary fees and expenses were paid by WRM in connection with the Wynn Macau Credit Facilities. Security and Guarantees Borrowings under the Wynn Macau Credit Facilities are guaranteed by Palo and by certain subsidiaries of the Company that own equity interests in WRM, and are secured by substantially all of the assets of, and equity interests in WRM and Palo. With respect to the Concession Agreement and WRM’s land concession agreement, the WRM lenders have certain cure rights and consultation rights with the Macau government in the event of an enforcement action by the lenders. Second Ranking Lender WRM is also party to a bank guarantee reimbursement agreement with Banco National Ultramarino S.A. to secure a guarantee in favor of the Macau government as required under the Concession Agreement. The amount of this guarantee is MOP300 million (approximately HK$291.3 million) and it lasts until 180 days after the end of the term of the Concession Agreement. The guarantee assures WRM’s performance under the Concession Agreement, including the payment of certain premiums, fines and indemnities for breach. The guarantee is secured by a second priority security interest in the same collateral package securing the Wynn Macau Credit Facilities.

26 Wynn Macau, Limited Management Discussion and Analysis Other Terms The Wynn Macau Credit Facilities contain representations, warranties, covenants and events of default customary for casino development financings in Macau. The Directors confirm that there is no non-compliance with the financial covenants or general covenants contained in the Wynn Macau Credit Facilities. The Company is not a party to the credit facilities agreement and related agreements and has no rights or obligations thereunder. WML 2021 Notes The Company issued 5.25% fixed rate unsecured senior notes due on 15 October 2021 with an aggregate principal amount of US$1.35 billion (approximately HK$10.5 billion). The Company may use the net proceeds from the offering of the WML 2021 Notes for working capital requirements and general corporate purposes. The WML 2021 Notes are listed on the Hong Kong Stock Exchange. WMLF Revolving Credit Facility On 18 July 2016, WML Finance I Limited (the “WMLF”), a wholly-owned indirect subsidiary of the Company, entered into an agreement as the borrower for a revolving credit facility for initially up to HK$1,548.3 million (approximately US$198.5 million) with Bank of China Limited, Macau Branch as the lender. Borrowings under the WMLF Revolving Credit Facility are secured by pledged US$ deposits placed by WRL in a pledged account at Bank of China Limited, Macau Branch. The amount pledged in favor of Bank of China Limited, Macau Branch must equal 100.75% of the outstanding borrowings under the WMLF Revolving Credit Facility, being initially up to US$200 million (approximately HK$1,560 million). The WMLF Revolving Credit Facility will be used for non-gaming general corporate purposes and working capital requirements of WRM and its affiliates, including the construction, operation and maintenance of Wynn Palace. The final maturity of any outstanding borrowings under the WMLF Revolving Credit Facility is 18 July 2018, by which time any outstanding borrowings must be repaid in full. The borrowings under the WMLF Revolving Credit Facility will bear interest initially at 1.50% per annum, such rate calculated as the interest rate paid by Bank of China Limited, Macau Branch to WRL in respect of the US$ deposits in the pledged account at Bank of China Limited, Macau Branch plus a margin of 0.40%. Under the terms of the agreement, mandatory repayment is required upon a change in control or material adverse effect (as defined in the agreement). As at the Latest Practicable Date, the Group had HK$1,548.3 million available under the WMLF Revolving Credit Facility.

27Interim Report 2016 Management Discussion and Analysis QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK Market risk is the risk of loss arising from adverse changes in market rates and conditions, such as interest rates, and foreign currency exchange rates. Foreign Currency Exchange Risks The financial statements of foreign operations are translated into Hong Kong dollars, the Company’s functional and presentation currency, for incorporation into the condensed consolidated financial information. The majority of our assets and liabilities are denominated in U.S. dollars, Hong Kong dollars and Macau patacas, and there are no significant assets and liabilities denominated in other currencies. Assets and liabilities are translated at the prevailing foreign exchange rates in effect at the end of the reporting period. Income, expenditures and cash flow items are measured at the actual foreign exchange rates or average foreign exchange rates for the period. The Hong Kong dollar is linked to the U.S. dollar and the exchange rate between these two currencies has remained relatively stable over the past several years. The Macau pataca is pegged to the Hong Kong dollar, and in many cases the two currencies are used interchangeably in Macau. However, the exchange linkages of the Hong Kong dollar and the Macau pataca, and the Hong Kong dollar to the U.S. dollar, are subject to potential changes due to, among other things, changes in governmental policies and international economic and political developments. Interest Rate Risks One of our primary exposures to market risk is interest rate risk associated with our credit facilities, which bear interest based on floating rates. We attempt to manage interest rate risk by managing the mix of long-term fixed rate borrowings and variable rate borrowings supplemented by hedging activities as considered necessary. We cannot assure you that these risk management strategies will have the desired effect, and interest rate fluctuations could have a negative impact on our results of operations. As at 30 June 2016, the Group had three interest rate swap agreements intended to manage a portion of the underlying interest rate risk on borrowings under the Wynn Macau Credit Facilities. Under two swap agreements, the Group pays a fixed interest rate of 0.73% on borrowings of approximately HK$3.95 billion incurred under the Wynn Macau Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable HIBOR at the time of payment. These interest rate swaps fix the all-in interest rate on approximately HK$3.95 billion of borrowings under the Wynn Macau Credit Facilities at 2.23% to 2.98% and expire in July 2017.

28 Wynn Macau, Limited Management Discussion and Analysis Under the third swap agreement, the Group pays a fixed rate of 0.6763% on borrowings of US$243.8 million (approximately HK$1.8 billion) incurred under the Wynn Macau Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable LIBOR at the time of payment. This interest rate swap fixes the all-in interest rate on US$243.8 million (approximately HK$1.8 billion) of borrowings under the Wynn Macau Credit Facilities at 2.18% to 2.93% and expires in July 2017. The carrying value of these interest rate swaps on the condensed consolidated statement of financial position approximates its fair value. The fair value approximates the amount the Group would pay or receive if these contracts were settled at the respective valuation dates. Fair value is estimated based upon current, and predictions of future interest rate levels along a yield curve, the remaining duration of the instruments and other market conditions and, therefore, is subject to significant estimation and a high degree of variability of fluctuation between periods. We adjust this amount by applying a non-performance valuation, considering our creditworthiness or the creditworthiness of our counterparties at each settlement date, as applicable. These transactions do not qualify for hedge accounting. Accordingly, changes in the fair values during the six months ended 30 June 2016 and 2015, were charged to the condensed consolidated statement of profit or loss and other comprehensive income. To the extent there are liabilities of Wynn Macau under the swap agreement, such liabilities are secured by the same collateral package securing the Wynn Macau Credit Facilities. OFF BALANCE SHEET ARRANGEMENTS We have not entered into any transactions with special purpose entities nor do we engage in any transactions involving derivatives except for interest rate swaps. We do not have any retained or contingent interest in assets transferred to an unconsolidated entity. OTHER LIQUIDITY MATTERS We expect to fund our operations and capital expenditure requirements from operating cash flows, cash on hand and availability under our credit facilities. However, we cannot be sure that operating cash flows will be sufficient for those purposes. We may refinance all or a portion of our indebtedness on or before maturity. We cannot be sure that we will be able to refinance any of the indebtedness on acceptable terms or at all.

29Interim Report 2016 Management Discussion and Analysis New business developments (including our development of Wynn Palace) or other unforeseen events may occur, resulting in the need to raise additional funds. There can be no assurances regarding the business prospects with respect to any other opportunity. Any other development would require us to obtain additional financing. In the ordinary course of business, in response to market demands and client preferences, and in order to increase revenues, we have made and will continue to make enhancements and refinements to our resorts. We have incurred and will continue to incur capital expenditures related to these enhancements and refinements. Taking into consideration our financial resources, including our cash and cash equivalents, internally generated funds and availability under our credit facilities, we believe that we have sufficient liquid assets to meet our current and anticipated working capital and operating requirements. CONNECTED TRANSACTION On 29 June 2016, WRM entered into a purchase agreement with Wynn Design & Development to purchase “Tulips” and “Amphora III” for US$33,682,500 (approximately HK$262.3 million) and US$103,945 (approximately HK$0.8 million), respectively. The purchase price was funded from available cash and internal resources of the Group. The purchase of the artwork was completed on 29 June 2016. “Tulips” is a sculptural masterpiece created by renowned artists Jeff Koons. “Amphora III” is a colorful, impressive clay vessel crafted by late ceramist Viola Frey. Both “Tulips” and “Amphora III” will be displayed at Wynn Palace for the enjoyment of our guests and visitors. For further information, please refer to the Company’s announcement made on 29 June 2016. RELATED PARTY TRANSACTIONS For details of the related party transactions, see note 17 to the Interim Financial Information. Our Directors confirm that all related party transactions have been conducted on normal commercial terms, and that their terms are fair and reasonable.

30 Wynn Macau, Limited Directors and Senior Management OUR DIRECTORS The following table presents certain information in respect of the members of our Board. Members of our Board Name Age Position Date of Appointment as a Director Stephen A. Wynn 74 Chairman of the Board, Executive Director and Chief Executive Officer 16 September 2009 Gamal Mohammed Abdelaziz 59 Executive Director and President 29 March 2014 Linda Chen 49 Executive Director and Chief Operating Officer 16 September 2009 Ian Michael Coughlan 57 Executive Director and President of WRM 16 September 2009 Matthew O. Maddox 40 Non-executive Director 28 March 2013 Allan Zeman, GBM, GBS, JP 68 Vice-chairman of the Board and Independent Non-executive Director 16 September 2009 Jeffrey Kin-fung Lam, GBS, JP 64 Independent Non-executive Director 16 September 2009 Bruce Rockowitz 57 Independent Non-executive Director 16 September 2009 Nicholas Sallnow-Smith 66 Independent Non-executive Director 16 September 2009

31Interim Report 2016 Directors and Senior Management The biography of each Director is set out below: Executive Directors Mr. Stephen A. Wynn, aged 74, has been a Director of the Company since its inception and an executive Director, the Chairman of the Board of Directors and Chief Executive Officer of the Company since 16 September 2009. Mr. Wynn was also the President of the Company from September 2009 to January 2014. Mr. Wynn has served as Director, Chairman and Chief Executive Officer of WRM since October 2001. Mr. Wynn has also served as Chairman and Chief Executive Officer of Wynn Resorts, Limited since June 2002. Mr. Wynn has over 40 years of experience in the gaming casino industry. Mr. Wynn also serves as an officer and/or director of several subsidiaries of Wynn Resorts, Limited. During his time as Chairman, Chief Executive Officer and President of Mirage Resorts, Mr. Wynn developed, opened and operated The Mirage, Treasure Island and Bellagio in 1989, 1993 and 1998, respectively. In 2011, Barron’s ranked Mr. Wynn as one of the world’s 30 best CEOs. Mr. Gamal Mohammed Abdelaziz, aged 59, is the President of the Company and has been an executive Director of the Company since 29 March 2014. Among other things, Mr. Aziz is responsible for the development of WRM’s Wynn Palace casino resort. Mr. Aziz also serves as President and Chief Operating Officer of Wynn Resorts Development LLC, a subsidiary of Wynn Resorts, Limited. Prior to joining Wynn Resorts Development LLC, Mr. Aziz served as President and Chief Executive Officer of MGM Hospitality, LLC, a division of MGM Resorts International, where he was responsible for developing and operating luxury hotels throughout the world under the Bellagio, MGM Grand and Skylofts brands. Prior to that, Mr. Aziz served as President and Chief Operating Officer of MGM Grand Hotel & Casino in Las Vegas; and as Senior Vice President of the Bellagio Hotel and Resort in Las Vegas. In addition, Mr. Aziz has held senior management roles at various hotels and gaming properties in the United States, including Caesars Palace in Las Vegas, The Plaza Hotel in New York City, the Westin Hotel in Washington, D.C., and the St. Francis in San Francisco. In November 2015, Mr. Aziz was appointed as a member of the International Advisory Board of Ecole Hôtelière de Lausanne (EHL) Hotel School. Mr. Aziz is more widely known as “Gamal Aziz” and is typically referred to as such in the Company’s communications.

32 Wynn Macau, Limited Directors and Senior Management Ms. Linda Chen, aged 49, has been an executive Director and the Chief Operating Officer of the Company since 16 September 2009 and Chief Operating Officer of WRM since June 2002. Ms. Chen is also the Executive Director of WRM. Ms. Chen is responsible for the marketing and strategic development of WRM. Ms. Chen served as a director of Wynn Resorts, Limited from October 2007 to December 2012 and is the President of WIML. In these positions, she is responsible for the set- up of international marketing operations of Wynn Resorts, Limited. Prior to joining the Group, Ms. Chen was Executive Vice President — International Marketing at MGM Mirage, a role she held from June 2000 until May 2002, and was responsible for the international marketing operations for MGM Grand, Bellagio and The Mirage. Prior to this position, Ms. Chen served as the Executive Vice President of International Marketing for Bellagio and was involved with its opening in 1998. She was also involved in the opening of the MGM Grand in 1993 and The Mirage in 1989. Ms. Chen is also a member of the Nanjing Committee of the Chinese People’s Political Consultative Conference (Macau). Ms. Chen holds a Bachelor of Science Degree in Hotel Administration from Cornell University in 1989 and completed the Stanford Graduate School of Business Executive Development Program in 1997. Mr. Ian Michael Coughlan, aged 57, has been an executive Director of the Company since 16 September 2009. Mr. Coughlan is also the President of WRM, a position he has held since July 2007. In this role, he is responsible for the entire operation and development of Wynn Macau. Prior to this role, Mr. Coughlan was Director of Hotel Operations — Worldwide for Wynn Resorts, Limited. Mr. Coughlan has over 35 years of hospitality experience with leading hotels across Asia, Europe and the United States. Before joining Wynn Resorts, Limited, he spent ten years with The Peninsula Group, including posts as General Manager of The Peninsula Hong Kong from September 2004 to January 2007, and General Manager of The Peninsula Bangkok from September 1999 to August 2004. His previous assignments include senior management positions at The Oriental Singapore, and a number of Ritz-Carlton properties in the United States. Mr. Coughlan holds a Diploma from Shannon College of Hotel Management, Ireland. Non-executive Director Mr. Matthew O. Maddox, aged 40, was appointed as a non-executive Director of the Company and a member of the Remuneration Committee on 28 March 2013. Since November 2013, he has served as the President of Wynn Resorts, Limited. From March 2008 to May 2014, Mr. Maddox was the Chief Financial Officer of Wynn Resorts, Limited. Since joining Wynn Resorts in 2002, Mr. Maddox has served as Wynn Resorts’ Senior Vice President of Business Development and Treasurer, as the Senior Vice President of Business Development for Wynn Las Vegas, LLC, as the Chief Financial Officer of WRM, and as Wynn Resorts’ Treasurer and Vice President-Investor Relations. Mr. Maddox also serves as an officer of several subsidiaries of Wynn Resorts, Limited. Prior to joining Wynn Resorts, Limited in 2002, Mr. Maddox worked in Corporate Finance for Caesars Entertainment, Inc. (formerly Park Place Entertainment, Inc.). Before joining Park Place Entertainment, Mr. Maddox worked as an investment banker for Bank of America Securities in the Mergers and Acquisitions Department.

33Interim Report 2016 Directors and Senior Management Independent non-executive Directors Dr. Allan Zeman, GBM, GBS, JP, aged 68, has been a Director of the Company since its inception and a non-executive Director of the Company since 16 September 2009 and is the Vice Chairman of the Company. Effective from 29 March 2014, Dr. Zeman became an independent non-executive Director of the Company. He was also a non-executive director of Wynn Resorts, Limited, from October 2002 to December 2012. Dr. Zeman founded The Colby International Group in 1975 to source and export fashion apparel to North America. In late 2000, The Colby International Group merged with Li & Fung Limited. Dr. Zeman is the Chairman of Lan Kwai Fong Holdings Limited. He is also the owner of Paradise Properties Group, a property developer in Thailand. Dr. Zeman was also Chairman of Ocean Park, a major theme park in Hong Kong, from July 2003 to June 2014. Dr. Zeman is Vice Patron of Hong Kong Community Chest, and serves as a director of the “Star” Ferry Company, Limited. Dr. Zeman also serves as an independent non-executive director of Pacific Century Premium Developments Limited, Sino Land Company Limited, Tsim Sha Tsui Properties Limited, Television Broadcasts Limited (TVB) and Global Brands Group Holding Limited, all of which are listed on the Hong Kong Stock Exchange. Having lived in Hong Kong for over 40 years, Dr. Zeman has been very involved in government services as well as community activities. Besides having been the Chairman of Hong Kong Ocean Park from July 2003 to June 2014, he is also a member of the General Committee of the Hong Kong General Chamber of Commerce and Hong Kong China’s representative to the Asia-Pacific Economic Cooperation (APEC) Business Advisory Council (“ABAC HK Members”). Dr. Zeman also serves as a Member of the Board of West Kowloon Cultural District Authority, and the chairman of its Performing Arts Committee. He is also the member of the Economic Development Commission Working Group on Convention and Exhibition Industries and Tourism of the Government of Hong Kong. In June 2015, Dr. Zeman was appointed as a Board Member of the Airport Authority of Hong Kong. In November 2015, Dr. Zeman was appointed to the board of directors of The Hong Kong Entrepreneurs Fund launched by Alibaba Group. In September 2014, Dr. Zeman was invited by former HKSAR Chief Executive Mr. CH Tung, to be a Special Advisor to his Our Hong Kong Foundation, which is dedicated to promoting the long-term and overall interests of Hong Kong. In 2001, Dr. Zeman was appointed a Justice of the Peace in Hong Kong. He was awarded the Gold Bauhinia Star in 2004 and the Grand Bauhinia Medal in 2011. In 2012, he was awarded Honorary Doctorate Degrees of Business Administration from City University of Hong Kong and University of Science and Technology of Hong Kong.

34 Wynn Macau, Limited Directors and Senior Management Mr. Jeffrey Kin-fung Lam, GBS, JP, aged 64, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Lam was appointed as a non-official member of the Executive Council of Hong Kong in October 2012. Mr. Lam is also a member of the National Committee of the Chinese People’s Political Consultative Conference and a member of the Legislative Council of Hong Kong. He is the Chairman of the Mega Events Fund Assessment Committee, the Independent Commission Against Corruption (ICAC) Complaints Committee and Aviation Security Company Limited. He is also a member of the board of Airport Authority Hong Kong and a member of the Fight Crime Committee in Hong Kong. In April 2016, Mr. Lam was appointed as a director of the Hong Kong Mortgage Corporation Limited (HKMC). Mr. Lam is also a General Committee Member of the Hong Kong General Chamber of Commerce and the Vice-Chairman of The Hong Kong Shippers’ Council. In addition, Mr. Lam is an independent non- executive director of CC Land Holdings Limited, China Overseas Grand Oceans Group Limited, Bracell Limited (formerly known as Sateri Holdings Limited), Chow Tai Fook Jewellery Group Limited and HNA Holding Group Co. Limited (formerly known as HNA International Investment Holdings Limited), all of which are listed on the Hong Kong Stock Exchange. He has served as the director on the board of Heifer International — Hong Kong since January 2016. Mr. Lam was also an independent non-executive director of Hsin Chong Construction Group Ltd. from August 2002 to May 2014. In 1996, Mr. Lam was appointed Justice of the Peace in Hong Kong and became a member of the Most Excellent Order of the British Empire. He was awarded the honor of the Gold Bauhinia Star in July 2011 and the Silver Bauhinia Star in 2004. Mr. Lam was conferred University Fellow of Tufts University in the United States and Hong Kong Polytechnic University in 1997 and in 2000, respectively.

35Interim Report 2016 Directors and Senior Management Mr. Bruce Rockowitz, aged 57, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Rockowitz has been appointed as the Chief Executive Officer, Vice Chairman and Executive Director of Global Brands Group Holding Limited, a company spun off from Li & Fung Limited and listed on the Hong Kong Stock Exchange in July 2014. Mr. Rockowitz joined Li & Fung Limited as Executive Director in 2001 until June 2014. He was the President of the Li & Fung Group from 2004 to 2011, and Group President and Chief Executive Officer from 2011 to June 2014. He was also the co-founder and Chief Executive Officer of Colby International Limited, a large Hong Kong buying agent, prior to its acquisition by Li & Fung in 2000. In addition to his positions at Li & Fung and Global Brands Group, Mr. Rockowitz is the non-executive director of The Pure Group, a lifestyle, fitness and yoga group operating in Hong Kong, Singapore, Taiwan and mainland China. He is a member of the Advisory Board for the Wharton School’s Jay H Baker Retailing Center, an industry research center for retail at the University of Pennsylvania. He is also a board member of the Education Foundation for Fashion Industries, the private fund-raising arm of the Fashion Institute of Technology, New York. In March 2012, he became a member of the Global Advisory Council of the Women’s Tennis Association (WTA). In 2008, Mr. Rockowitz was ranked first by Institutional Investor for Asia’s Best CEOs in the consumer category. In the years 2010 and 2011, he was also ranked as one of the world’s 30 best CEOs by Barron’s. In 2011, he was presented with the Alumni Achievement Award by the University of Vermont. In 2012, Mr. Rockowitz was named Asia’s Best CEO at Corporate Governance Asia’s Excellence Recognition Awards, and he was also presented with an Asian Corporate Director Recognition Award by the same organization in 2012 and 2013. Mr. Nicholas Sallnow-Smith, aged 66, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Sallnow-Smith also served as the Chairman and an independent non-executive director of Link Asset Management Limited (formerly The Link Management Limited) between April 2007 and March 2016, when he also served as Chairman of Link Asset Management Limited’s Finance and Investment, and Nominations Committees. Link Asset Management Limited is the manager to Link Real Estate Investment Trust (formerly The Link Real Estate Investment Trust), which is listed on the Hong Kong Stock Exchange. Mr. Sallnow-Smith is also a non-executive director of UCP Plc, which was listed on the London Stock Exchange, and Aviva Life Insurance Company Limited in Hong Kong. Prior to joining Link, Mr. Sallnow-Smith was Chief Executive of Hongkong Land Holdings Limited from February 2000 to March 2007. He has a wide ranging finance background in Asia and the United Kingdom for over 30 years, including his roles as Finance Director of Hongkong Land Holdings Limited from 1998 to 2000 and as Group Treasurer of Jardine Matheson Limited from 1993 to 1998.

36 Wynn Macau, Limited Directors and Senior Management Mr. Sallnow-Smith’s early career was spent in the British Civil Service, where he worked for Her Majesty’s Treasury in Whitehall, London from 1975 to 1985. During that time, he was seconded for two years to Manufacturers Hanover London, working in export finance and in their merchant banking division, Manufacturers Hanover Limited. He left the Civil Service in 1985, following a period working in the International Finance section of H. M. Treasury on Paris Club and other international debt policy matters, and spent two years with Lloyds Merchant Bank before moving into the corporate sector in 1987. Mr. Sallnow-Smith served as the Convenor of the Hong Kong Association of Corporate Treasurers from 1996 to 2000, as Chairman of the Matilda Child Development Centre in 1994 and 1995 and as Chairman of the Matilda International Hospital from 2003 to 2005. He is an Executive Committee member of the Hong Kong Youth Arts Foundation, a member of the Council of the Treasury Markets Association (Hong Kong Association of Corporate Treasurers Representative), and a member of the Board of Governors of Hong Kong Philharmonic Society Ltd. He was the Chairman of Manpower Committee of the Hong Kong General Chamber of Commerce from 2014 to 2016. He was previously the Chairman of the General Committee of The British Chamber of Commerce in Hong Kong from 2012 to 2014. He is also a director of The East Asian History of Science Foundation, and a Councillor of the Foundation for the Arts and Music in Asia Limited. He has been a member of the Financial Reporting Council of Hong Kong since December 2012. Mr. Sallnow-Smith was educated at Gonville & Caius College, Cambridge, and the University of Leicester and is a Fellow of the Association of Corporate Treasurers. He holds M.A. (Cantab) and M.A. (Soc. of Ed.) Degrees.

Interim Report 2016 | 37

Directors and Senior Management

OUR SENIOR MANAGEMENT

The following table presents certain information concerning the senior management personnel of the Group (other than our Executive Directors).

Senior management

Wynn Resorts (Macau) S.A.

Name	Age	Position
Frank Xiao	48	President — Marketing
Jay M. Schall	43	Senior Vice President and General Counsel#, Senior Vice President — Legal

Wynn Macau

Name	Age	Position
Frank Anthony Cassella	39	Senior Vice President — Chief Financial Officer
Mo Yin Mok	55	Senior Vice President — Human Resources
Elizabeth Doherty	57	Assistant Vice President — Main Floor Gaming
Craig Arthur Raymond Mitchell	55	Assistant Vice President — Slot Operations
Elsie Guerrero	60	Assistant Vice President — Wynn Club Gaming
Rory McGregor Forbes	46	Executive Director — Security Operations

Wynn Palace

Name	Age	Position
Frederic Jean-Luc Luvisutto	44	Chief Operating Officer
Charlie Ward	67	Executive Vice President — Casino Operations
Robert Alexander Gansmo	46	Senior Vice President — Chief Financial Officer
Peter James Barnes	57	Senior Vice President — Security & Corporate Investigation
Dianne Fiona Dennehy	60	Senior Vice President — Main Floor Gaming
Mao Ling Yeung	44	Senior Vice President — Human Resources
Dennis Hudson	56	Vice President — Wynn Club Gaming

Notes:

Position held in the Company.

38 Wynn Macau, Limited Directors and Senior Management The biography of each member of the senior management team (other than our executive Directors) is set out below: Mr. Frank Xiao, aged 48, is the President — Marketing of WRM, a position he has held since October 2012. Prior to this position, Mr. Xiao was the Senior Executive Vice President — Premier Marketing between August 2006 and October 2012. Mr. Xiao is responsible for providing leadership and guidance to the marketing team and staff, developing business for and promoting Wynn Macau. Prior to this position, Mr. Xiao was the Senior Executive Vice President — China Marketing for WIML and Worldwide Wynn between 2005 until 2006. Prior to joining the Group, Mr. Xiao was the Senior Vice President of Far East Marketing at MGM Grand Hotel. During his 12 years at the MGM Grand Hotel, he was promoted several times from his first position as Far East Marketing Executive in 1993. Mr. Xiao holds a Bachelor of Science Degree in Hotel Administration and a Master’s Degree in Hotel Administration from the University of Nevada, Las Vegas. Mr. Jay M. Schall, aged 43, is the Senior Vice President and General Counsel of the Company and Senior Vice President — Legal of WRM. He has held senior legal positions with WRM since May 2006. Mr. Schall has over 16 years of experience in the legal field, including over 13 years in Macau and Hong Kong. Prior to joining the Group, Mr. Schall practiced United States law at a major law firm in the United States and in Hong Kong. Mr. Schall is a member of the State Bar of Texas. Mr. Schall holds a Bachelor of Arts Degree from Colorado College, an MBA from Tulane University, Freeman School of Business and a Juris Doctor (magna cum laude, Order of the Coif) from Tulane University School of Law. Mr. Frank Anthony Cassella, aged 39, is the Wynn Macau Senior Vice President — Chief Financial Officer, a position he has held since January 2014. Mr. Cassella is responsible for the management and administration of Wynn Macau finance division. Prior to this position, Mr. Cassella worked at Wynn Resorts, Limited since 2006, most recently as the Executive-Director of Financial Reporting. Prior to joining Wynn Resorts, Limited, Mr. Cassella practiced as a certified public accountant with firms in Las Vegas and New York, including PricewaterhouseCoopers and KPMG. Mr. Cassella graduated from the Pennsylvania State University, where he obtained a Bachelor of Science Degree in Accounting.

39Interim Report 2016 Directors and Senior Management Ms. Mo Yin Mok, aged 55, is the Wynn Macau Senior Vice President — Human Resources, a position she has held since June 2014. She joined Wynn Macau in June 2008 as Vice President — Human Resources, a position held until June 2014. Ms. Mok has an extensive 20-year background in hospitality and human resources, primarily in the luxury hotel sector at The Regent Four Seasons Hong Kong and The Peninsula Hong Kong. Prior to joining the Group, she led The Peninsula Group’s worldwide human resources team and, in her position, supported eight Peninsula hotels with more than 5,000 staff, and orchestrated human resources activities for the opening of The Peninsula Tokyo. Ms. Mok also served at the front lines of the hospitality industry as the Director of Rooms Division at The Peninsula Hong Kong with responsibility for front office, housekeeping, security and spa departments. Ms. Mok currently serves on the Future Studies and Placement Advisory Committee and the Centre for Continuing Education Advisory Board of the University of Macau and is a panel member of the Hong Kong Council for Accreditation of Academic and Vocational Qualifications. Ms. Mok holds a Bachelor of Science Degree in Hospitality Management from Florida International University in the United States, where she received a Rotary International Ambassadorial Scholarship. She also obtained an MBA from the Chinese University of Hong Kong. Ms. Elizabeth Doherty, aged 57, is the Wynn Macau Assistant Vice President — Main Floor Gaming, a position she has held since January 2015. Ms. Doherty is responsible for leading and overseeing the Main Floor Gaming operations. Prior to this position, she was Director of Workforce Administration at Wynn Macau from November 2007 to December 2014. She joined Wynn Macau pre-opening as a Casino Manager in June 2006. Before joining Wynn Macau, Ms. Doherty held a variety of gaming and service leadership roles in Australasia and Europe. She has over 25 years of experience in the gaming and services industry covering a broad spectrum of responsibilities including gaming operations, training and development, along with project management, safety and security.

40 Wynn Macau, Limited Directors and Senior Management Mr. Craig Arthur Raymond Mitchell, aged 55, is the Wynn Macau Assistant Vice President — Slot Operations, a position he has held since June 2011. Mr. Mitchell is responsible for providing leadership and guidance to the slot department management team and staff. This includes establishing the operational structure, instituting departmental policies and procedures, developing slot merchandising strategies, and projecting and evaluating the revenues and expenses of the department. Prior to this position, Mr. Mitchell was the Director — Slot Operations between June 2008 and May 2011 and a Shift Manager of Slots between June 2006 and May 2008. Mr. Mitchell held management roles in various hospitality-related businesses prior to joining the Group including Gaming Manager at a Rugby Super League Club in Sydney which had 300 slot machines. From 1989, he was Operations Manager and Duty Manager at Balmain Leagues Club (Tigers), Australia. Mr. Mitchell has attended the Gaming Executive Development Program at the University of Nevada, United States. Ms. Elsie Guerrero, aged 60, is the Wynn Macau Assistant Vice President — Wynn Club Gaming, a position she has held since July 2015. Ms. Guerrero is responsible for overseeing Wynn Club Gaming operations, expansion projects, staffing and training, budgeting and business operation for Wynn Macau. Prior to this position, she was the Casino Manager at Wynn Las Vegas from April 2008 to June 2015. Ms. Guerrero started her gaming career as a Dealer at the former MGM Grand Hotel (now Bally’s) in Las Vegas in 1980, and has amassed over 35 years of experience in the casino industry. Prior to joining Wynn Las Vegas, she held the position as a Baccarat Manager at Caesar Palace Las Vegas from April 2000 to June 2007 and was part of the pre-opening team in MGM Grand Macau as a Casino Shift Manager from July 2007 to March 2008. Mr. Rory McGregor Forbes, aged 46, is the Wynn Macau Executive Director — Security Operations, a position he has held since 10 July 2014. Mr. Forbes is responsible for all aspects of WRM’s security. Prior to joining the Group, Mr. Forbes served in the Royal Hong Kong Police Force, where he enjoyed a decorated 13-year career, rising to the rank of Senior Inspector. He then spent four and a half years with The HALO Trust which specializes in mine clearance and destruction of explosive ordnance in conflict zones. Immediately prior to joining Wynn Macau, Mr. Forbes was Associate Director of Security at Venetian Macau. Mr. Forbes speaks five languages and has professional experience in executive and VIP security, crowd management and public order control. Mr. Forbes holds a Bachelor Degree in Modern Chinese and Business Studies and a Master of Science Degree in Public Policy and Management. Mr. Forbes also completed the Chinese Public Security Bureau University course in Beijing, China and the Senior Police Administration Course in Ottawa, Canada.

41Interim Report 2016 Directors and Senior Management Mr. Frederic Jean-Luc Luvisutto, aged 44, is the Wynn Palace Chief Operating Officer, a position he has held since January 2014. Prior to this position, Mr. Luvisutto was the Managing Director of the Star Resort and Casino in Sydney, Australia. Before this he was the Managing Director of Jupiters Resort and Casino, Gold Coast, Australia. Mr. Luvisutto’s hospitality and gaming career spans 20 years and also includes appointments as Vice President of The Signature at MGM Grand in Las Vegas and Vice President — Hotel Operations at Monte Carlo Resort and Casino in Las Vegas. Mr. Luvisutto graduated from the Lausanne Hotel Management School, Switzerland. Mr. Charlie Ward, aged 67, is the Wynn Palace Executive Vice President — Casino Operations, a position he has held since August 2016. Prior to this position, Mr. Ward was the Wynn Macau Executive Vice President — Casino Operations from March 2012 to July 2016. Mr. Ward is responsible for providing leadership and operational direction for Wynn Palace gaming operations. Mr. Ward has more than 40 years of experience in the gaming industry, having served at gaming companies including MGM and Wynn. Over his career Mr. Ward has gained experience in a wide range of assignments including customer/VIP relations, game protection and casino set up, opening and operations. Prior to this position, Mr. Ward held the position of Vice President of Table Games at Wynn | Encore Las Vegas between 2008 and 2012. Prior to this position, Mr. Ward was at MGM Grand Hotel and Casino for 14 years and in 2007 was promoted to the pre-opening team of MGM Grand Macau as Vice President of VIP Gaming. Mr. Robert Alexander Gansmo, aged 46, is the Wynn Palace Senior Vice President — Chief Financial Officer, a position he has held since January 2014. Prior to this position, Mr. Gansmo was the Senior Vice President — Chief Financial Officer of Wynn Macau from April 2009 to January 2014, and the Director — Finance of Wynn Macau, a position he assumed in January 2007. Mr. Gansmo is responsible for the management and administration of Wynn Palace’s finance division. Before joining WRM, Mr. Gansmo worked at Wynn Resorts, Limited, where he served as the Director of Financial Reporting from November 2002. Prior to joining the Wynn Resorts, Limited, Mr. Gansmo practiced as a certified public accountant with firms in Las Vegas, Washington and California, including KPMG Peat Marwick, Arthur Andersen, and Deloitte and Touche. Mr. Gansmo graduated in 1993 from California State University, Chico, where he obtained a Bachelor of Science Degree in Business Administration with a focus on accounting.

42 Wynn Macau, Limited Directors and Senior Management Mr. Peter James Barnes, aged 57, is the Wynn Palace Senior Vice President — Security and Corporate Investigations, a position he has held since May 2015. Mr. Barnes is responsible for all aspects of security and corporate investigations. Mr. Barnes also served as Executive Director — Security & Corporate Investigations of WRM between July 2008 and June 2012. Between July 2012 and April 2015, Mr. Barnes was Vice President Corporate Security at Galaxy Entertainment Group Limited. Mr. Barnes has 30 years of experience in the Hong Kong Police Force and has held various managerial positions involving serious crimes, homicide, organized crime and anti-riot operations. Mr. Barnes’ experience includes serving as the Divisional Commander in charge of uniformed and criminal investigation department officers in Tsimshatsui, Hong Kong, a position he held from 2004 until 2005 when he was promoted to the rank of Detective Senior Superintendent of Police in the Kowloon East region. Mr. Barnes has professional qualifications which cover security design, financial investigations, intermediate and senior command, criminal intelligence and surveillance operations. Mr. Barnes completed the 205th Session of the Federal Bureau of Investigation’s National Academy Program in Quantico, Virginia, United States. Mr. Barnes was awarded the Commanding Officer’s Commendations in 1983 and 1997. Ms. Dianne Fiona Dennehy, aged 60, is the Wynn Palace Senior Vice President — Main Floor Gaming, a position she has held since January 2015. Ms. Dennehy is responsible for leading and overseeing Wynn Palace’s Main Floor Gaming division. Prior to this position, she was the Vice President — Main Floor Gaming from September 2011 to December 2014, from September 2010 to August 2011 she was the Assistant Vice President — Main Floor Gaming, and from September 2005 through August 2010 she was the Director — Main Floor Gaming. Ms. Dennehy was responsible for the overall operations of Wynn Macau main floor table games operation. Ms. Dennehy has over 40 years of experience in the casino industry and has experience in such areas as table games operations, card room operations, cash desk, slots, VIP, guest relations, human resources, and training and development. Prior to joining the Group, Ms. Dennehy was involved in the opening of a number of the casino properties in Australia, and has also opened properties in Sri Lanka, Yugoslavia and Egypt. She also has six years of experience in human resources, which she gained as the Human Resources Operations Manager at Star City, Sydney, Australia. Ms. Mao Ling Yeung, aged 44, is the Wynn Palace Senior Vice President — Human Resources, a position she has held since June 2015. Ms. Yeung has over 20 years of all-round human resources and organization development experience in various sectors including hospitality, luxury retail, and property within the Asia Pacific region. Prior to joining the Group, Ms. Yeung was the Regional Director of Human Resources at SSP Asia Pacific Limited, and before that, she had also held various strategic human resources leadership positions in such multinational organizations as Swire Properties Limited, Swire Hotels, Louis Vuitton Asia Pacific, Four Seasons and Shangri-La. Ms. Yeung holds a Bachelor’s Degree in Hospitality Management and a Master’s Degree in Business Administration. She is also an alumni of the Advanced Management Program from INSEAD, Fontainebleau.

43Interim Report 2016 Directors and Senior Management Mr. Dennis Hudson, aged 56, is the Wynn Palace Vice President — Wynn Club Gaming, a position he has held since July 2015. Mr. Hudson is responsible for overseeing Wynn Club Gaming operations, expansion projects, staffing and training, budgeting and business operation for Wynn Palace. Prior to this position, he was Wynn Macau Vice President — Wynn Club Gaming from April 2012 to June 2015 and he was a Shift Manager — Wynn Club from joining Wynn Macau in April 2006 through March 2012. Mr. Hudson started his gaming career at the Playboy Victoria Sporting Club on Edgeware Road in London in 1979, and has amassed over 35 years of experience in the casino industry, including senior management positions. Among others, he was a Casino Manager for Star Cruises, where he was responsible for shipboard casino operations on cruises throughout Asia from 2000 to April 2006 and he was the Director of Gaming for VIP Clubs in the Czech Republic from 1995 to 2000. OUR COMPANY SECRETARY Ms. Ho Wing Tsz, Wendy, aged 46, has been appointed as the company secretary of the Company with effect from 28 February 2013. She is a Director of Corporate Services Division at Tricor Services Limited, a global professional service provider specialized in integrated business, corporate and investor services. Ms. Ho is a Chartered Secretary and a Fellow of both The Hong Kong Institute of Chartered Secretaries and The Institute of Chartered Secretaries and Administrators in the United Kingdom. She has over 20 years of experience in a diversified range of corporate services and has been providing professional secretarial services to a number of listed companies and a real estate investment trust listed on the Hong Kong Stock Exchange.

44 Wynn Macau, Limited Other Information DIVIDENDS The Board determined at its meeting on 18 August 2016 that no interim dividend be declared or paid in respect of the six months ended 30 June 2016. DIRECTORS’ AND CHIEF EXECUTIVE’S INTERESTS AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION As at 30 June 2016, the interests and short positions of each Director and the chief executive of the Company (being Mr. Stephen A. Wynn) in the Shares, underlying Shares and debentures of the Company or any of its associated corporations within the meaning of Part XV of the SFO which (a) were required to be notified to the Company and the Hong Kong Stock Exchange pursuant to Divisions 7 and 8 of Part XV of the SFO (including interests and short positions which the Director or chief executive is taken or deemed to have under such provisions of the SFO); (b) were required, pursuant to section 352 of the SFO, to be entered in the register maintained by the Company referred to therein; (c) were required, pursuant to the Model Code contained in the Listing Rules, to be notified to the Company and the Hong Kong Stock Exchange; or (d) were disclosed according to the knowledge of the Directors of the Company were as follows: (a) Interests in the Company Name of Director Personal Interest Family Interest Corporate Interest Other Interest Total Number of Shares Approximate Percentage of Shareholding Allan Zeman 1,701,000 (Long Position) (Note 1) — — — 1,701,000 (Long Position) (Note 1) — Nicholas Sallnow-Smith — 10,000 (Long Position) (Note 2) — 276,000 (Long Position) (Note 2) 286,000 (Long Position) (Note 2) 0.01% 1,425,000 (Long Position) (Note 2) — — — 1,425,000 (Long Position) (Note 2) — Bruce Rockowitz 238,000 (Long Position) (Note 3) — — — 238,000 (Long Position) (Note 3) 0.00% 1,463,000 (Long Position) (Note 3) — — — 1,463,000 (Long Position) (Note 3) —

Interim Report 2016 | 45

Other Information

Name of Director	Personal Interest	Family Interest	Corporate Interest	Other Interest	Total Number of Shares	Approximate Percentage of Shareholding
Jeffrey Kin-fung Lam	1,701,000 (Long Position) (Note 4)	—	—	—	1,701,000 (Long Position) (Note 4)	—

Notes:

(1) Pursuant to the Company's share option scheme, Dr. Allan Zeman holds share options for 1,701,000 Shares, of which share options for 749,800 Shares have vested as at 18 August 2016.

(2) Mr. Nicholas Sallnow-Smith is deemed to hold 276,000 Shares jointly with his spouse, Ms. Lora Sallnow-Smith. Ms. Lora Sallnow-Smith was interested in 10,000 Shares. Mr. Sallnow-Smith is deemed to be interested in the 10,000 Shares held by his spouse under the SFO. Pursuant to the Company's share option scheme, Mr. Sallnow-Smith holds share options for 1,425,000 Shares, of which share options for 473,800 Shares have vested as at 18 August 2016.

(3) Mr. Bruce Rockowitz holds 238,000 Shares in his personal capacity. Pursuant to the Company's share option scheme, Mr. Rockowitz holds share options for 1,463,000 Shares, of which share options for 511,800 Shares have vested as at 18 August 2016.

(4) Pursuant to the Company's share option scheme, Mr. Jeffrey Kin-fung Lam holds share options for 1,701,000 Shares, of which share options for 749,800 Shares have vested as at 18 August 2016.

(b) Interests in associated corporations — Wynn Resorts, Limited

Name of Director	Personal Interest	Family Interest	Corporate Interest	Other Interest	Total Number of Shares	Approximate Percentage of Shareholding
Stephen A. Wynn	—	10,500 (Long Position) (Note 1)	—	12,072,851 (Long Position) (Note 1)	12,083,351 (Long Position) (Note 1)	11.87%
Gamal Aziz	117,732 (Long Position) (Note 2)	—	—	—	117,732 (Long Position) (Note 2)	0.12%
Linda Chen	118,577 (Long Position) (Note 3)	—	—	—	118,577 (Long Position) (Note 3)	0.12%
	365,000 (Long Position) (Note 3)	—	—	—	365,000 (Long Position) (Note 3)	—

46 Wynn Macau, Limited

Other Information

Name of Director	Personal Interest	Family Interest	Corporate Interest	Other Interest	Total Number of Shares	Approximate Percentage of Shareholding
Ian Michael Coughlan	29,856 (Long Position) (Note 4)	—	—	—	29,856 (Long Position) (Note 4)	0.03%
	50,000 (Long Position) (Note 4)	—	—	—	50,000 (Long Position) (Note 4)	—
Matthew O. Maddox	106,294 (Long Position) (Note 5)	—	—	—	106,294 (Long Position) (Note 5)	0.10%
	325,000 (Long Position) (Note 5)	—	—	—	325,000 (Long Position) (Note 5)	—

Notes:

(1) Mr. Stephen A. Wynn is deemed interested in 12,072,851 shares in the common stock of Wynn Resorts, Limited ("WRL Shares") held by Wynn Family Limited Partnership (Delaware, U.S.A.). Mr. Wynn, in his capacity as trustee of the Stephen A. Wynn Revocable Trust U/D/T dated 24 June 2010, is the sole manager of Wynn GP, LLC (Delaware, U.S.A.), which is the general partner of Wynn Family Limited Partnership. Mr. Wynn's spouse was interested in 10,500 WRL Shares, Mr. Wynn has disclaimed his interest in these shares but is deemed to be interested in them under the SFO.

(2) Mr. Gamal Aziz held (i) 57,732 WRL Shares; and (ii) 60,000 non-vested WRL Shares.

(3) Ms. Linda Chen held (i) 18,577 WRL Shares; (ii) 100,000 non-vested WRL Shares; and (iii) 365,000 stock options for WRL Shares, of which share options for 100,000 WRL Shares are exercisable.

(4) Mr. Ian Michael Coughlan held (i) 29,856 WRL Shares; and (ii) exercisable stock options for 50,000 WRL Shares.

(5) Mr. Matthew O. Maddox held (i) 56,294 WRL Shares; (ii) 50,000 non-vested WRL Shares; and (iii) 325,000 stock options for WRL Shares of which share options for 60,000 WRL Shares are exercisable.

47Interim Report 2016 Other Information SUBSTANTIAL SHAREHOLDERS’ INTERESTS AND SHORT POSITIONS IN THE SHARES AND UNDERLYING SHARES OF THE COMPANY As at 30 June 2016, the Company had been notified of the following substantial shareholders’ interests and short positions in the Shares and underlying Shares of the Company, which have been recorded in the register of substantial shareholders required to be kept by the Company pursuant to section 336 of Part XV of the SFO. These interests are in addition to those disclosed above in respect of the Directors and chief executive of the Company. Shares of HK$0.001 each in the Company Name Capacity/Nature of Interest Number of Shares Percentage of the issued share capital of the Company WM Cayman Holdings Limited I (Note 1) Beneficial interest 3,750,000,000 (Long Position) 72.18% Wynn Group Asia, Inc. (Note 1) Interest of a controlled corporation 3,750,000,000 (Long Position) 72.18% Wynn Resorts, Limited (Note 1) Interest of a controlled corporation 3,750,000,000 (Long Position) 72.18% The Capital Group Companies, Inc. (Note 2) Interest of a controlled corporation 265,508,124 (Long Position) 5.11% Notes: (1) WM Cayman Holdings Limited I is a wholly-owned subsidiary of Wynn Group Asia, Inc., which in turn is wholly- owned by Wynn Resorts, Limited. Therefore, Wynn Group Asia, Inc. and Wynn Resorts, Limited are deemed or taken to be interested in 3,750,000,000 Shares which are beneficially owned by WM Cayman Holdings Limited I. (2) The Capital Group Companies, Inc. is deemed to be interested in 265,508,124 Shares, comprised of (i) 129,100,039 Shares held by a wholly-owned subsidiary, Capital Research and Management Company, and (ii) 136,408,085 Shares through Capital Group International, Inc., a wholly-owned subsidiary of Capital Research and Management Company, which is deemed interested in 47,567,885 Shares held by Capital Guardian Trust Company, 54,057,500 Shares held by Capital International, Inc., 2,883,100 Shares held by Capital International Limited and 31,899,600 Shares held by Capital International Sarl, each being a wholly-owned subsidiary of Capital Group International, Inc..

48 Wynn Macau, Limited Other Information Save as disclosed above, according to the register kept by the Company under Section 336 of the SFO, there was no other person who had a substantial interest or short positions in the Shares or underlying Shares of the Company as at 30 June 2016. REMUNERATION POLICY As at 30 June 2016, the Group had approximately 9,200 full-time equivalent employees. Employees of the Group are selected, remunerated and promoted on the basis of their merit, qualifications, competence and contribution to the Group. Compensation of key executives of the Group is determined by the Company’s remuneration committee which reviews and determines executives’ compensation based on the Group’s performance and the executives’ respective contributions to the Group. The Company also has a provident fund set up for its employees, an employee ownership scheme and a share option scheme. Further details on the Company’s employee ownership scheme and share option scheme are set out below. EMPLOYEE OWNERSHIP SCHEME The Company operates an employee ownership scheme as adopted on 30 June 2014. The following table discloses movements in the non-vested Shares outstanding during the period ended 30 June 2016. Number of Shares Weighted Average Grant Date Fair Value (HK$) Non-vested as at 1 January 2016 8,446,838 27.43 Granted during the period 2,780,024 8.40 Forfeited during the period (374,680) 21.39 Non-vested as at 30 June 2016 10,852,182 22.76 As at 30 June 2016, no shares are vested under the company’s employee ownership scheme.

49Interim Report 2016 Other Information SHARE OPTION SCHEME The Company operates a share option scheme. The following table discloses movements in the Company’s share options outstanding during the period ended 30 June 2016. Number of share options Name of Director Date of grant of share options (1) At 1 January 2016 Granted during the period(2) Exercised during the period Expired/ lapsed/ canceled during the period At 30 June 2016 Exercise period of share options Exercise price of share options per Share (HK$) Dr. Allan Zeman 25 March 2010 250,000 — — — 250,000 25 March 2011 to 24 March 2020 10.92 17 May 2011 100,000 — — — 100,000 17 May 2012 to 16 May 2021 25.96 5 June 2012 190,000 — — — 190,000 5 June 2013 to 4 June 2022 19.04 16 May 2013 200,000 — — — 200,000 16 May 2014 to 15 May 2023 24.87 15 May 2014 161,000 — — — 161,000 15 May 2015 to 14 May 2024 31.05 21 May 2015 317,000 — — — 317,000 21 May 2016 to 20 May 2025 15.46 25 May 2016 — 483,000 — — 483,000 25 May 2017 to 24 May 2026 11.58

50 Wynn Macau, Limited Other Information Number of share options Name of Director Date of grant of share options (1) At 1 January 2016 Granted during the period(2) Exercised during the period Expired/ lapsed/ canceled during the period At 30 June 2016 Exercise period of share options Exercise price of share options per Share (HK$) Mr. Nicholas Sallnow-Smith 25 March 2010 50,000 — — — 50,000 25 March 2011 to 24 March 2020 10.92 17 May 2011 100,000 — — — 100,000 17 May 2012 to 16 May 2021 25.96 5 June 2012 114,000 — — — 114,000 5 June 2013 to 4 June 2022 19.04 16 May 2013 200,000 — — — 200,000 16 May 2014 to 15 May 2023 24.87 15 May 2014 161,000 — — — 161,000 15 May 2015 to 14 May 2024 31.05 21 May 2015 317,000 — — — 317,000 21 May 2016 to 20 May 2025 15.46 25 May 2016 — 483,000 — — 483,000 25 May 2017 to 24 May 2026 11.58 Mr. Bruce Rockowitz 25 March 2010 50,000 — — — 50,000 25 March 2011 to 24 March 2020 10.92 17 May 2011 100,000 — — — 100,000 17 May 2012 to 16 May 2021 25.96 5 June 2012 152,000 — — — 152,000 5 June 2013 to 4 June 2022 19.04 16 May 2013 200,000 — — — 200,000 16 May 2014 to 15 May 2023 24.87 15 May 2014 161,000 — — — 161,000 15 May 2015 to 14 May 2024 31.05 21 May 2015 317,000 — — — 317,000 21 May 2016 to 20 May 2025 15.46 25 May 2016 — 483,000 — — 483,000 25 May 2017 to 24 May 2026 11.58

51Interim Report 2016 Other Information Number of share options Name of Director Date of grant of share options (1) At 1 January 2016 Granted during the period(2) Exercised during the period Expired/ lapsed/ canceled during the period At 30 June 2016 Exercise period of share options Exercise price of share options per Share (HK$) Mr. Jeffrey Kin-fung Lam 25 March 2010 250,000 — — — 250,000 25 March 2011 to 24 March 2020 10.92 17 May 2011 100,000 — — — 100,000 17 May 2012 to 16 May 2021 25.96 5 June 2012 190,000 — — — 190,000 5 June 2013 to 4 June 2022 19.04 16 May 2013 200,000 — — — 200,000 16 May 2014 to 15 May 2023 24.87 15 May 2014 161,000 — — — 161,000 15 May 2015 to 14 May 2024 31.05 21 May 2015 317,000 — — — 317,000 21 May 2016 to 20 May 2025 15.46 25 May 2016 — 483,000 — — 483,000 25 May 2017 to 24 May 2026 11.58 Total 4,358,000 1,932,000 — — 6,290,000 The vesting periods of the above share options are 20% vesting on each of the anniversary date of the date of grant. Notes: (1) Share options granted pursuant to the Company’s share option scheme. (2) The closing price of the Company’s Shares immediately before the date on which the options were granted during the period was HK$11.30.

52 Wynn Macau, Limited Other Information PURCHASE, SALE OR REDEMPTION OF THE COMPANY’S LISTED SECURITIES Neither the Company, nor any of its subsidiaries purchased, sold or redeemed any of the Group’s listed securities during the six months ended 30 June 2016. CORPORATE GOVERNANCE Our commitment to integrity and dedication to maintaining and ensuring high standards of corporate governance are fundamental to our ability to conduct our business and sustain the respect of the investment community and the people who regulate our industry. The Company’s corporate governance practices are based on the principles, code provisions and certain recommended best practices as set out in the Code and are regularly reviewed and developed in the interests of the Company, its Shareholders and other stakeholders. The Company has complied with the code provisions in the Code for the six months ended 30 June 2016 except for the following deviations from provisions A.2.1 and E.1.2 of the Code. Mr. Stephen A. Wynn as our Chairman and Chief Executive Officer Under code provision A.2.1 of the Code, the roles of chairman and chief executive officer should be separate and should not be performed by the same individual. The Company does not at present separate the roles of the chairman and chief executive officer. Mr. Wynn, the founder of the Company and Wynn Macau, serves as the Chairman and Chief Executive Officer of the Company. The Board has determined that the combination of these roles held singularly by Mr. Wynn is in the best interest of the Company and all Shareholders. The Board believes that the issue of whether to combine or separate the offices of Chairman of the Board and Chief Executive Officer is part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination whether to combine or separate the roles based upon the circumstances. The Board has given careful consideration to separating the roles of Chairman and Chief Executive Officer and has determined that the Company and its Shareholders are best served by the current structure. Mr. Wynn’s combined role promotes unified leadership and direction for the Board and executive management and allows for a single, clear focus for the Company’s operational and strategic efforts. The combined role of Mr. Wynn as both Chairman and Chief Executive Officer is balanced by the Company’s governance structure, policies and controls. All major decisions are made in consultation with members of the Board and the relevant Board committees. The Company has three Board committees, namely the audit and risk committee, remuneration committee, and nomination and corporate governance committee. Each Board committee comprises non-executive Directors only and is chaired by an independent non-executive Director. In addition, there are four independent non-executive Directors on the Board offering independent perspectives.

53Interim Report 2016 Other Information This structure encourages independent and effective oversight of the Company’s operations and prudent management of risk. For the reasons stated above and as a result of the structure, policies and procedures outlined above, and in light of the historical success of Mr. Wynn’s leadership, the Board has concluded that the current Board leadership structure is in the best interests of the Company and its Shareholders. Annual General Meeting Under code provision E.1.2, the chairman of the board should attend the annual general meetings of the Company. Mr. Wynn, our Chairman, was unable to travel internationally to attend the Company’s annual general meeting held on 25 May 2016 as he was recuperating from back surgery. Mr. Wynn has recovered and is able to travel internationally. MODEL CODE The Company adopted the Model Code on 16 September 2009 as its code of conduct for securities transactions by Directors. On 23 March 2010, the Company adopted its own code of conduct for securities transactions which was subsequently updated in November 2013. The terms of such code are no less exacting than those set out in the Model Code. Having made specific enquiry of the Directors, all Directors have confirmed that they have complied with the required standard of dealings and code of conduct regarding securities dealings by directors as set out in the Model Code and the Company’s own code of conduct for the six months ended 30 June 2016. QUARTERLY REPORTING BY WYNN RESORTS, LIMITED Our ultimate controlling shareholder, Wynn Resorts, Limited is listed on the NASDAQ Stock Market and is a reporting company under the United States Securities Exchange Act of 1934 which is required to file quarterly reports with the SEC. Each quarter, Wynn Resorts, Limited issues press releases in the United States relating to its quarterly financial information (including financial information about the Macau segment of Wynn Resorts, Limited, which is operated by the Company). Such information will be presented in accordance with U.S. GAAP. At the same time as Wynn Resorts, Limited releases its quarterly press releases, the Company makes an announcement on the Hong Kong Stock Exchange pursuant to Rule 13.09 and 37.47B of the Listing Rules and Part XIVA of the SFO by extracting the key highlights of the press release pertaining to the Group. Such announcement will also include a quarterly income statement for the Group presented in accordance with IFRS.

54 Wynn Macau, Limited Other Information In addition to the quarterly press release, Wynn Resorts, Limited also files quarterly reports with the SEC. Simultaneously with the filing of such report in the United States, the Company also makes an announcement on the Hong Kong Stock Exchange pursuant to Rule 13.09 and 37.47B of the Listing Rules and Part XIVA of the SFO by extracting the key highlights of the quarterly report pertaining to the Group. CONTINUING DISCLOSURE PURSUANT TO LISTING RULES 13.18 AND 13.21 Under the terms of the Wynn Macau Credit Facilities, it is an event of default if Wynn Resorts, Limited, the Company’s Controlling Shareholder, ceases to own directly or indirectly at least 51% of the voting rights or issued capital of WRM or ceases to retain the ability or the right to direct or procure the direction of the management and policies of WRM. Upon an event of default, the lenders are entitled to exercise certain remedies including acceleration of the indebtedness under the senior secured credit facilities. In addition, the terms of the WML 2021 Notes contain a change of control provision that would, if triggered, give rise to a right in favor of the holders of the WML 2021 Notes to require the Company to repurchase such notes. The circumstances that will constitute a change of control include: (1) the consummation of any transaction that results in any party other than Mr. Stephen A. Wynn and his related parties becoming the direct or indirect owner of more than 50% of the outstanding voting stock of WRL; (2) the first day on which a majority of the members of the board of directors of either the Company or WRL are not directors who were on the board at the date of issuance of the WML 2021 Notes, or directors who were nominated, elected, or appointed by a majority of the directors who were on the board at the date of issuance of the WML 2021 Notes; (3) the first day on which WRL ceases to own, directly or indirectly, a majority of the outstanding issued share capital (including warrants, options or other rights convertible into share capital) of the Company; and (4) WRL consolidates with, or merges with or into, any other party or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any party, or any party consolidates with, or merges with or into, WRL in any such event pursuant to a transaction in which any of the outstanding voting stock of WRL is converted into or exchanged for cash, securities or other property, other than any such transaction where the voting stock of WRL outstanding immediately prior to such transaction is converted into or exchanged for voting stock that results in WRL holding a majority of the voting stock of the transferee or surviving party. Save as disclosed above, our Company does not have any other disclosure obligations under Rules 13.18 and 13.21 of the Listing Rules.

55Interim Report 2016 Other Information LITIGATION The Group did not have any material litigation outstanding as at 30 June 2016. The litigation matters set out below are disclosed on a voluntary basis and as with all litigation, no assurances can be provided as to the outcome thereof. Macau Litigation Related to Okada WRM and certain individuals who are or were directors of WRM and/or the Company (collectively, the “Wynn Macau Parties”) have been named as defendants in a lawsuit filed in the Court of First Instance of Macau (the “Macau Court”) by Mr. Kazuo Okada (“Okada”) and two of Okada’s controlled companies, Aruze USA, Inc. and Universal Entertainment Corp. (collectively, the “Okada Parties”). The principal allegations in the lawsuit are that the redemption of the Okada Parties’ shares in WRL was improper and undervalued, that the previously disclosed payment by WRM to an unrelated third party in consideration of relinquishment by that party of certain rights in and to any future development on the land in Cotai where the Company is constructing Wynn Palace was unlawful and that the Company’s previously disclosed donation by WRM to the University of Macau Development Foundation was unlawful. The Okada Parties seek the dissolution of WRM and compensatory damages. The Company made a voluntary announcement in respect of this lawsuit on 3 July 2015. The Company has sought advice from counsel in Macau, and based on such advice, the Company believes that the claims are devoid of merit and are unfounded. The Company intends to vigorously defend WRM and the other defendants in the lawsuit. The Okada Parties recently released one of the Wynn Macau Parties from the lawsuit. The Macau Court has served the complaint on all of the remaining defendants and the Wynn Macau Parties filed their response in May 2016. The lawsuit is in the early phases of litigation. Macau Litigation Related to Dore WRM has been named a defendant in several lawsuits filed in the Macau Court of First Instance by individuals who claim to be investors in or persons with credit in accounts maintained by Dore Entertainment Company Limited (“Dore”), an independent, Macau registered and licensed company that operates a gaming promoter business at Wynn Macau. In connection with the alleged theft, embezzlement, fraud and/or other crime(s) perpetrated by a former employee of Dore (the “Dore Incident”), the plaintiffs of the lawsuits allege that Dore failed to honor withdrawal of funds requests that allegedly has resulted in certain losses for these individuals. The principal allegations common to the lawsuits are that WRM, as a gaming concessionaire, should be held responsible for Dore’s conduct on the basis that WRM is responsible for the supervision of Dore’s activities at Wynn Macau that resulted in the purported losses.

56 Wynn Macau, Limited Other Information The Company made a voluntary announcement in connection with the Dore Incident on 14 September 2015. The Company has sought advice from counsel in Macau, and based on such advice, the Company believes the claims are devoid of merit and are unfounded. The Company intends to vigorously defend WRM in the lawsuits. The lawsuits are only in the early phases of litigation. COOPERATION WITH THE CCAC In July 2014, the Company was contacted by the Commission Against Corruption of Macau (the “CCAC”) requesting certain information related to the Company’s land in the Cotai area of Macau. The Company is cooperating with the CCAC’s request. CHANGES IN INFORMATION OF DIRECTORS Pursuant to Rule 13.51(B)(1) of the Listing Rules, the changes in information of Directors of the Company are set out below: (a) Mr. Jeffrey Kin-fung Lam was appointed as the director of Hong Kong Mortgage Corporation Limited (HKMC), effective from 25 April 2016. REVIEW OF UNAUDITED INTERIM FINANCIAL INFORMATION The Group’s unaudited interim financial information for the reporting period has been reviewed by the Company’s Audit and Risk Committee members which comprises three independent non- executive Directors: Mr. Nicholas Sallnow-Smith, Dr. Allan Zeman and Mr. Bruce Rockowitz and by the Company’s auditors in accordance with Hong Kong Standards on Review Engagements 2410, Review of Interim Financial Information Performed by the Independent Auditor of the Entity issued by the Hong Kong Institute of Certified Public Accountants. On behalf of the Board Stephen A. Wynn Chairman Hong Kong, 18 August 2016

57Interim Report 2016 Report on Review of Interim Financial Information 22/F CITIC Tower 1 Tim Mei Avenue Central Hong Kong To the shareholders of Wynn Macau, Limited (Incorporated in the Cayman Islands with limited liability) INTRODUCTION We have reviewed the accompanying interim financial information of Wynn Macau, Limited (the “Company”) and its subsidiaries (together, the “Group”) set out on pages 59 to 87 which comprises the condensed consolidated statement of financial position as at 30 June 2016 and the related condensed consolidated statement of profit or loss and other comprehensive income, condensed consolidated statement of changes in equity and condensed consolidated statement of cash flows for the six-month period then ended, and explanatory notes. The Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited require the preparation of a report on interim financial information to be in compliance with the relevant provisions thereof and International Accounting Standard 34 Interim Financial Reporting (“IAS 34”) issued by the International Accounting Standards Board. The directors of the Company are responsible for the preparation and presentation of this interim financial information in accordance with IAS 34. Our responsibility is to express a conclusion on this interim financial information based on our review. Our report is made solely to you, as a body, in accordance with our agreed terms of engagement, and for no other purpose. We do not assume responsibility towards or accept liability to any other person for the contents of this report. SCOPE OF REVIEW We conducted our review in accordance with Hong Kong Standard on Review Engagements 2410 Review of Interim Financial Information Performed by the Independent Auditor of the Entity issued by the Hong Kong Institute of Certified Public Accountants. A review of interim financial information consists of making inquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with Hong Kong Standards on Auditing. Consequently, it does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion.

58 Wynn Macau, Limited Report on Review of Interim Financial Information CONCLUSION Based on our review, nothing has come to our attention that causes us to believe that the accompanying interim financial information is not prepared, in all material respects, in accordance with IAS 34. Ernst & Young Certified Public Accountants Hong Kong 18 August 2016

59Interim Report 2016 Interim Financial Information Condensed Consolidated Statement of Profit or Loss and Other Comprehensive Income For the Six Months Ended 30 June 2016 2015 HK$ HK$ Notes (in thousands, except per share amounts) (unaudited) (unaudited) Operating revenues Casino 9,153,749 9,623,267 Rooms 62,909 62,282 Food and beverage 107,554 110,075 Retail and other 365,613 458,667 9,689,825 10,254,291 Operating costs and expenses Gaming taxes and premiums 4,404,799 4,716,215 Staff costs 1,750,501 1,551,607 Other operating expenses 3 1,601,105 1,704,668 Depreciation and amortization 464,141 526,888 Property charges and other 8,897 285 8,229,443 8,499,663 Operating profit 1,460,382 1,754,628 Finance revenues 4 19,164 18,929 Finance costs 5 (293,442) (300,129) Net foreign currency differences (15,482) 11,161 Changes in fair value of interest rate swaps (22,193) (44,358) (311,953) (314,397) Profit before tax 1,148,429 1,440,231 Income tax expense 6 7,524 3,230 Net profit attributable to owners of the Company 1,140,905 1,437,001 Total comprehensive income attributable to owners of the Company 1,140,905 1,437,001 Basic and diluted earnings per Share 7 0.22 0.28

60 Wynn Macau, Limited Interim Financial Information Condensed Consolidated Statement of Financial Position As at As at 30 June 2016 31 December 2015 HK$ HK$ Notes (in thousands) (unaudited) (audited) Non-current assets Property and equipment and construction in progress 10 32,985,215 31,071,898 Leasehold interests in land 1,830,708 1,878,794 Goodwill 398,345 398,345 Deposits for acquisition of property and equipment 111,176 308,579 Interest rate swaps — 5,631 Other non-current assets 895,319 576,658 Restricted cash and cash equivalents 14,385 13,973 Total non-current assets 36,235,148 34,253,878 Current assets Inventories 218,532 179,825 Trade and other receivables 11 507,872 457,728 Prepayments and other current assets 139,255 98,673 Amounts due from related companies 17 178,431 560,052 Restricted cash and cash equivalents 7,725 1,995 Cash and cash equivalents 2,991,549 6,731,356 Total current assets 4,043,364 8,029,629 Current liabilities Accounts payable 12 1,056,734 1,621,099 Land premiums payable — 124,015 Other payables and accruals 13 3,874,182 3,986,427 Amounts due to related companies 17 122,093 128,920 Income tax payables 6 7,524 15,049 Other current liabilities 37,149 33,277 Total current liabilities 5,097,682 5,908,787 Net current (liabilities)/assets (1,054,318) 2,120,842 Total assets less current liabilities 35,180,830 36,374,720

61Interim Report 2016 Interim Financial Information Condensed Consolidated Statement of Financial Position As at As at 30 June 2016 31 December 2015 HK$ HK$ Notes (in thousands) (unaudited) (audited) Non-current liabilities Interest-bearing borrowings 14 32,542,426 31,317,919 Construction retentions payable 12,316 399,986 Interest rate swaps 17,364 836 Other payables and accruals 13 315,100 381,178 Other long-term liabilities 168,488 172,522 Total non-current liabilities 33,055,694 32,272,441 Net assets 2,125,136 4,102,279 Equity Equity attributable to owners of the Company Issued capital 5,196 5,196 Share premium account 161,746 161,746 Shares held for employee ownership scheme (109,001) (50,184) Reserves 2,067,195 3,985,521 Total equity 2,125,136 4,102,279 Approved and authorized for issue by the Board of Directors on 18 August 2016. Stephen A. Wynn Matthew O. Maddox Director Director

62 | Wynn Macau, Limited

Interim Financial Information

Condensed Consolidated Statement of Changes in Equity

		Attributable to owners of the Company								
	Note	Issued Capital HK$	Share Premium Account HK$	Shares held for employee ownership scheme HK$	Share Option Reserve* HK$	Other Reserves*# HK$ (in thousands)	Statutory Reserve* HK$	Retained Earnings* HK$	Currency Translation Reserve* HK$	Total Equity HK$
At 1 January 2016 (audited)		5,196	161,746	(50,184)	522,926	554,740	48,568	2,842,459	16,828	4,102,279
Net profit for the period		—	—	—	—	—	—	1,140,905	—	1,140,905
Total comprehensive income for the period		—	—	—	—	—	—	1,140,905	—	1,140,905
Share-based payments		—	—	—	50,032	—	—	—	—	50,032
Shares purchased for employee ownership scheme		—	—	(58,817)	—	—	—	—	—	(58,817)
Special dividend paid	8	—	—	—	—	—	—	(3,109,263)	—	(3,109,263)
At 30 June 2016 (unaudited)		5,196	161,746	(109,001)	572,958	554,740	48,568	874,101	16,828	2,125,136
At 1 January 2015 (audited)		5,196	161,746	(16,154)	394,267	554,740	48,568	5,878,522	16,828	7,043,713
Net profit for the period		—	—	—	—	—	—	1,437,001	—	1,437,001
Total comprehensive income for the period		—	—	—	—	—	—	1,437,001	—	1,437,001
Share-based payments		—	—	—	68,745	—	—	—	—	68,745
Shares purchased for employee ownership scheme		—	—	(10,708)	—	—	—	—	—	(10,708)
Special dividend paid	8	—	—	—	—	—	—	(5,446,461)	—	(5,446,461)
At 30 June 2015 (unaudited)		5,196	161,746	(26,862)	463,012	554,740	48,568	1,869,062	16,828	3,092,290

* These reserve accounts comprise the consolidated reserves of HK$2.1 billion in the condensed consolidated statement of financial position at 30 June 2016 (31 December 2015: HK$4.0 billion).

\# "Other reserves" at 1 January 2016 is composed of HK$194.3 million (1 January 2015: HK$194.3 million) of issued capital of Wynn Resorts Macau S.A. ("WRM") and HK$360.4 million (1 January 2015: HK$360.4 million) of issued capital of Wynn Resorts International, Ltd..

63Interim Report 2016 Interim Financial Information Condensed Consolidated Statement of Cash Flows For the Six Months Ended 30 June 2016 2015 HK$ HK$ Note (in thousands) (unaudited) (unaudited) Net cash flows generated from operating activities 1,990,172 437,998 Investing activities Purchase of property and equipment, net of construction retentions payable (3,134,450) (6,168,940) Purchase of other non-current assets (263,235) (2,812) Proceeds from sale of property and equipment and other assets 5,457 7,137 Interest received 21,970 24,486 Net cash flows used in investing activities (3,370,258) (6,140,129) Financing activities Proceeds from borrowings 1,168,600 3,192,823 Interest paid (221,117) (248,731) Payment of land premiums (124,015) (118,039) Increase in restricted cash and cash equivalents (6,142) (6,550) Dividend paid 8 (3,109,263) (5,446,461) Payment of debt financing costs (12,719) — Shares purchased for employee ownership scheme (58,817) (10,708) Net cash flows used in financing activities (2,363,473) (2,637,666) Net decrease in cash and cash equivalents (3,743,559) (8,339,797) Cash and cash equivalents at 1 January 6,731,356 10,789,890 Effect of foreign exchange rate changes, net 3,752 2,902 Cash and cash equivalents at 30 June 2,991,549 2,452,995

64 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2016 1. CORPORATE INFORMATION The Company was incorporated in the Cayman Islands as an exempted company with limited liability on 4 September 2009. The Company’s Shares were listed on the Main Board of the Hong Kong Stock Exchange on 9 October 2009. The Company’s registered office address is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as the Directors may from time to time decide. The Group owns and operates hotel and casino resorts in Macau, namely Wynn Macau and Wynn Palace. WRM conducts gaming activities in our casinos in Macau under a concession contract signed with the Macau Government on 24 June 2002. The 20-year concession period commenced on 27 June 2002 and will expire on 26 June 2022. The Group also owns a land concession for approximately 51 acres of land in the Cotai area of Macau (the “Cotai Land”) for a term of 25 years from May 2012. The Group opened Wynn Palace, an integrated resort, situated on the Cotai Land on 22 August 2016. WM Cayman Holdings Limited I owns approximately 72% of the Company and approximately 28% of the Company is owned by public shareholders. The ultimate parent company of Wynn Macau, Limited is Wynn Resorts, Limited, a publicly-traded company incorporated in the United States of America.

Interim Report 2016 | 65

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2016

1. CORPORATE INFORMATION (continued)

Information about subsidiaries

The following is a list of subsidiaries of the Company as at 30 June 2016:

Name	Place of incorporation/ operation	Principal activities	Nominal value of issued share/ registered capital	Interest held
WM Cayman Holdings Limited II	Cayman Islands	Investment holding	Ordinary shares — US$1	100%
Wynn Resorts International, Ltd.	Isle of Man	Investment holding	Ordinary shares — GBP2	100%
Wynn Resorts (Macau) Holdings, Ltd.	Isle of Man	Investment holding	Ordinary shares — Class A shares: GBP343 — Class B shares: GBP657	100%
Wynn Resorts (Macau), Limited	Hong Kong	Investment holding	Ordinary shares — HK$100	100%
Wynn Resorts (Macau) S.A.	Macau	Operator of hotel casino and related gaming businesses	Share capital — MOP200,100,000	100%**
Palo Real Estate Company Limited	Macau	Development, design and preconstruction activities	Share capital — MOP1,000,000	100%
WML Finance I Limited	Cayman Islands	Entity facilitates lending within the Group	Ordinary shares — US$1	100%
WML Corp. Ltd.	Cayman Islands	Investment holding	Ordinary shares — US$1	100%*

* Shares directly held by the Company

** 10% of the shares were held by a Macau-resident investor which entitle the holder to 10% of the voting and social rights and the rights to maximum dividend or payment upon dissolution of one MOP. The remaining 90% of the shares held by the Group are entitled to 90% of the voting rights and 100% of the profit participation or economic interest.

None of the subsidiaries had any debt securities outstanding at 30 June 2016 or at any time during the six months ended 30 June 2016.

66 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2016 1. CORPORATE INFORMATION (continued) Contribution to Trust The Company has consolidated an operating entity within the Group without any legal interests. Due to the implementation of the employee ownership scheme of the Group, the Company has set up a structured entity, Trust, and its particulars are as follows: Structured entity Principal activities Trust Administering and holding the Company’s Shares acquired for the employee ownership scheme, which is set up for the benefits of eligible persons of the scheme 2.1 ACCOUNTING POLICIES AND BASIS OF PREPARATION This interim financial information has been prepared in accordance with the applicable disclosure requirements of Appendix 16 to the Rules Governing the Listing of Securities on the Hong Kong Stock Exchange and International Accounting Standard (“IAS”) 34 Interim Financial Reporting issued by the International Accounting Standards Board. The interim financial information does not include all the information and disclosures required in the annual financial statements, and should be read in conjunction with the Group’s annual financial statements for the year ended 31 December 2015. As at 30 June 2016, the Group had cash and cash equivalents of HK$2,991.5 million derived from its ordinary business operations. These cash and cash equivalents have not been earmarked for any specific use other than for general corporate purposes, development of Wynn Palace and repayments on the Group’s debt obligations. As at 30 June 2016, the Group had a net current liability position of HK$1,054.3 million. The Group expects it will generate positive cash flows in the coming twelve months and may obtain or renew its bank loan facilities and, or seek other sources of funding, wherever needed, to meet its financial liabilities as and when they fall due. The Group believes it has sufficient working capital to finance its operations and financial obligations.

67Interim Report 2016 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2016 2.2 IMPACT OF NEW AND REVISED INTERNATIONAL FINANCIAL REPORTING STANDARDS (“IFRSs”) The accounting policies adopted in the preparation of the interim condensed consolidated financial statements are consistent with those followed in the preparation of the Group’s annual consolidated financial statements for the year ended 31 December 2015, except for the adoption of new standards and interpretations effective as of 1 January 2016: Amendments to IFRS 10, IFRS 12 and IAS 28 Investment Entities: Applying the Consolidation Exception Amendments to IFRS 11 Accounting for Acquisitions of Interests in Joint Operations Amendments to IAS 1 Disclosure Initiative Amendments to IAS 16 and IAS 38 Clarification of Acceptable Methods of Depreciation and Amortization Amendments to IAS 27 Equity Method in Separate Financial Statements Annual Improvements 2012–2014 Cycle Amendments to a number of IFRSs The adoption of these new and revised IFRSs and interpretations has had no significant financial effects on the interim financial information and there have been no significant changes to the accounting policies applied in the interim financial information. 2.3 NEW AND REVISED IFRSs NOT YET ADOPTED The Group has not early adopted any other standard, interpretation or amendment that has been issued but is not yet effective. 2.4 SEGMENT REPORTING Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-makers, who are responsible for allocating resources and assessing performance of the operating segments and making strategic decisions. For management purposes, during the six months ended 30 June 2016, the Group reviews Wynn Macau and Wynn Palace as two reportable segments. Refer to note 9 for segment information.

68 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2016 3. OTHER OPERATING EXPENSES For the Six Months Ended 30 June 2016 2015 HK$ HK$ (in thousands) (unaudited) (unaudited) Gaming promoters’ commissions 427,922 491,812 License fees 366,109 394,984 Cost of sales 126,433 163,567 Repairs and maintenance 110,363 86,214 Advertising and promotions 104,326 120,126 Operating supplies and equipment 99,461 73,795 Utilities and fuel 87,263 93,447 Corporate support services and other 49,217 44,609 Operating rental expenses 33,037 28,812 Other support services 18,728 18,120 Auditors’ remuneration 3,487 2,483 (Reversal of provision)/provision for doubtful accounts, net (21,347) 43,450 Other expenses 196,106 143,249 1,601,105 1,704,668

69Interim Report 2016 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2016 4. FINANCE REVENUES For the Six Months Ended 30 June 2016 2015 HK$ HK$ (in thousands) (unaudited) (unaudited) Interest income from cash at banks 19,164 18,929 5. FINANCE COSTS For the Six Months Ended 30 June 2016 2015 HK$ HK$ (in thousands) (unaudited) (unaudited) Interest expense 555,363 413,850 Bank fees for unused facilities 4,714 27,455 Amortization of debt financing costs 64,541 41,313 Less: capitalized interest (331,176) (182,489) 293,442 300,129 For the six months ended 30 June 2016, interest was capitalized using a weighted average rate of 2.98% (six months ended 30 June 2015: 3.52%).

70 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2016 6. INCOME TAX EXPENSE The major components of income tax expense for the six months ended 30 June 2016 and 2015 were: For the Six Months Ended 30 June 2016 2015 HK$ HK$ (in thousands) (unaudited) (unaudited) Income tax expense: Current — overseas 7,524 7,524 Deferred — overseas — (4,294) 7,524 3,230 No provision for Hong Kong profit tax for the six months ended 30 June 2016 has been made as there was no assessable profit generated in Hong Kong (six months ended 30 June 2015: Nil). Taxation for overseas jurisdictions is charged at the appropriate prevailing rates ruling in the respective jurisdictions and the maximum rate is 12% (six months ended 30 June 2015: 12%). For the six months ended 30 June 2016, the tax provision of HK$7.5 million results from the current income tax expense accrued by our subsidiaries owning WRM’s shares under the WRM Shareholder Dividend Tax Agreement (six months ended 30 June 2015: HK$7.5 million and a deferred tax benefit of HK$4.3 million resulting from a decrease in its deferred tax liability). Effective 6 September 2006, WRM received a 5-year exemption from Macau’s 12% Complementary Tax on casino gaming profits (the “Tax Holiday”). On 30 November 2010, WRM received an additional 5-year exemption effective from 1 January 2011 through 31 December 2015. On 15 October 2015, WRM received the third 5-year exemption effective from 1 January 2016 through 31 December 2020. Accordingly, the Group was exempted from the payment of approximately HK$162.1 million in such tax for the six months ended 30 June 2016 (six months ended 30 June 2015: HK$184.9 million). The Group’s non-gaming profits remain subject to the Macau Complementary Tax and its casino winnings remain subject to the Macau Special Gaming Tax and other levies in accordance with its Concession Agreement.

71Interim Report 2016 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2016 6. INCOME TAX EXPENSE (continued) In June 2009, WRM entered the WRM Shareholder Dividend Tax Agreement, effective retroactively to 2006, with the Macau Special Administrative Region that provided for annual payments of MOP7.2 million (approximately HK$7.0 million) to the Macau Special Administrative Region in lieu of Complementary Tax on dividend distributions to its shareholders from gaming profits. The term of this agreement was five years, which coincided with the Tax Holiday which began in 2006. In August 2011, the 5-year extension was granted with an annual payment of MOP15.5 million (approximately HK$15.0 million) due to the Macau Special Administrative Region for each of the years 2011 through 2015. In June 2015, WRM applied for an extension of this agreement. In August 2016, the 5-year extension was granted with an annual payment of MOP12.8 million (approximately HK$12.4 million) due to the Macau Special Administrative Region for each of the years 2016 through 2020. The Group is exempted from income tax in the Isle of Man and the Cayman Islands. The Group’s subsidiaries file income tax returns in Macau and various foreign jurisdictions as required by law. The Group’s income tax returns are subject to examinations by tax authorities in the locations where it operates. The Group’s 2011 to 2015 Macau Complementary Tax returns remain subject to examination by the Financial Services Bureau of the Government of the Macau Special Administrative Region (the “Financial Services Bureau”). In June 2015, the Financial Services Bureau commenced an examination of the 2012 Macau Complementary Tax returns for WRM and in November 2015, the Financial Services Bureau issued its tax assessment for the year 2012. While no additional tax was due, adjustments were made to WRM’s tax loss carry forwards. In April 2016, the Financial Services Bureau examined the 2012 Macau Complementary Tax return of Palo. The examination resulted in no change to the tax return. Quarterly, the Group undertakes reviews for any potentially unfavorable tax outcome and when an unfavorable outcome is identified as being probable and can be reasonably estimated, the Group then establishes a tax reserve for such possible unfavorable outcome. Estimating potential tax outcomes for any uncertain tax issues is highly judgmental and may not be indicative of the ultimate settlement with the tax authorities. As at 30 June 2016, the Group has unrecognized tax losses of HK$2.9 billion (31 December 2015: HK$2.2 billion) and the Group believes that these unrecognized tax losses are adequate to offset adjustments that might be proposed by the Macau tax authorities. The Group believes that it has adequately provided reasonable reserves for prudent and foreseeable outcomes related to uncertain tax matters.

72 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2016 7. EARNINGS PER SHARE ATTRIBUTABLE TO OWNERS OF THE COMPANY The calculation of basic earnings per Share amount for the six months ended 30 June 2016 is based on the consolidated net profit attributable to owners of the Company and on the weighted average number of Shares in issue of 5,181,626,809 during the period (six months ended 30 June 2015: 5,187,003,028), excluding Shares reserved and purchased for the Company’s employee ownership scheme. Shares of 5,500,800 were purchased (six months ended 30 June 2015: 559,000) for the Company’s employee ownership scheme for the six months ended 30 June 2016. The calculation of diluted earnings per Share for the six months ended 30 June 2016 is based on the consolidated net profit attributable to owners of the Company and on the weighted average number of Shares of 5,182,335,253 (six months ended 30 June 2015: 5,187,236,707); including weighted average number of Shares in issue of 5,181,626,809 during the period (six months ended 30 June 2015: 5,187,003,028) plus the weighted average number of potential Shares of 708,444 (six months ended 30 June 2015: 233,679) arising from the deemed exercise of share options and deemed vesting of awards under the Company’s employee ownership scheme. 8. DIVIDENDS PAID AND PROPOSED For the Six Months Ended 30 June 2016 2015 HK$ HK$ (in thousands) (unaudited) (unaudited) Dividends declared and paid: Special dividend of HK$0.6 per Share for 2015 (2014: HK$1.05 per Share) 3,109,263 5,446,461 The Board determined at its meeting on 18 August 2016 that no interim dividend be declared or paid in respect of the six months ended 30 June 2016.

73Interim Report 2016 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2016 9. SEGMENT INFORMATION The Group’s profits were contributed by Wynn Macau during the six months ended 30 June 2016 and 2015 and accordingly no segment results are presented for the six months ended 30 June 2016 and 2015. The following table presents assets information for the Group’s reportable segments as at 30 June 2016 and 31 December 2015, respectively: As at 30 June 2016 As at 31 December 2015 HK$ HK$ (in thousands) (unaudited) (audited) Total assets Wynn Macau 10,436,641 11,398,086 Wynn Palace 29,045,103 26,618,462 Other Macau 796,768 4,266,959 40,278,512 42,283,507 10. PROPERTY AND EQUIPMENT AND CONSTRUCTION IN PROGRESS For the six months ended 30 June 2016, the Group incurred HK$2.3 billion (six months ended 30 June 2015: HK$6.1 billion) on additions of property and equipment and construction in progress. The Group disposed of property and equipment and construction in progress with a net carrying amount of HK$14.5 million (six months ended 30 June 2015: HK$7.4 million).

74 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2016 11. TRADE AND OTHER RECEIVABLES Trade and other receivables consist of the following as at 30 June 2016 and 31 December 2015: As at 30 June 2016 As at 31 December 2015 HK$ HK$ (in thousands) (unaudited) (audited) Casino 579,311 570,244 Hotel 3,054 5,014 Retail leases and other 105,211 102,493 687,576 677,751 Less: allowance for doubtful accounts (179,704) (220,023) Total trade and other receivables, net 507,872 457,728 An aged analysis of trade and other receivables is as follows: As at 30 June 2016 As at 31 December 2015 HK$ HK$ (in thousands) (unaudited) (audited) Within 30 days 59,184 143,849 31 to 60 days 173,843 80,666 61 to 90 days 85,759 17,080 Over 90 days 368,790 436,156 687,576 677,751 Less: allowance for doubtful accounts (179,704) (220,023) Net trade and other receivables 507,872 457,728 Except for the advanced commission, the trade and other receivables are generally repayable within 14 days. The advanced commissions are on terms requiring settlement within five business days of the month following the advance.

75Interim Report 2016 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2016 12. ACCOUNTS PAYABLE During the six months ended 30 June 2016 and 2015, the Group normally received credit terms of 30 days. An aged analysis of accounts payable as at the end of the reporting period, based on invoice dates, is as follows: As at 30 June 2016 As at 31 December 2015 HK$ HK$ (in thousands) (unaudited) (audited) Within 30 days 461,577 1,031,434 31 to 60 days 59,045 52,060 61 to 90 days 19,118 36,153 Over 90 days 516,994 501,452 1,056,734 1,621,099

76 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2016 13. OTHER PAYABLES AND ACCRUALS Other payables and accruals consist of the following as at 30 June 2016 and 31 December 2015: As at 30 June 2016 As at 31 December 2015 HK$ HK$ (in thousands) (unaudited) (audited) Current: Gaming taxes payable 679,369 673,937 Outstanding chip liabilities 1,661,159 1,737,443 Customer deposits 937,415 959,910 Donation payable 77,670 77,670 Other liabilities 518,569 537,467 3,874,182 3,986,427 Non-current: Donation payable 315,100 381,178 Total 4,189,282 4,367,605

77Interim Report 2016 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2016 14. INTEREST-BEARING BORROWINGS As at 30 June 2016 As at 31 December 2015 HK$ HK$ Notes (in thousands) (unaudited) (audited) Bank loans, secured (a) 22,404,151 21,225,648 Senior notes, unsecured (b) 10,506,354 10,498,488 32,910,505 31,724,136 Less: debt financing costs, net (368,079) (406,217) Total interest-bearing borrowings 32,542,426 31,317,919 The borrowings are repayable as follows: As at 30 June 2016 As at 31 December 2015 HK$ HK$ Notes (in thousands) (unaudited) (audited) Bank loans: (a) In the second to fifth year, inclusive 13,457,238 9,660,861 After the fifth year 8,946,913 11,564,787 22,404,151 21,225,648 Less: debt financing costs, net (279,240) (310,215) 22,124,911 20,915,433 Senior notes: (b) After the fifth year 10,506,354 10,498,488 Less: debt financing costs, net (88,839) (96,002) 10,417,515 10,402,486

78 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2016 14. INTEREST-BEARING BORROWINGS (continued) Notes: (a) Bank loans, secured As at 30 June 2016, the Wynn Macau Credit Facilities consisted of approximately HK$23.7 billion equivalent in a combination of Hong Kong dollar and U.S. dollar facilities, including an approximately HK$17.9 billion equivalent fully funded senior term loan facility and an approximately HK$5.8 billion equivalent senior revolving credit facility. There is also an option to upsize the total senior secured credit facilities by approximately an additional HK$7.8 billion equivalent (US$1.0 billion) under the Wynn Macau Credit Facilities and related agreements upon the satisfaction of various conditions. The HK$17.9 billion equivalent term loan facility is repayable in graduating installments of between 2.50% to 7.33% of the principal amount on a quarterly basis commencing December 2018, with a final installment of 50% of the principal amount repayable in September 2021. The final maturity of any outstanding borrowings from the revolving credit facility is September 2020, by which time any outstanding borrowings from the revolving loans must be repaid. The borrowings under the Wynn Macau Credit Facilities bear interest at LIBOR or HIBOR plus a margin of 1.50% to 2.25% per annum based on WRM’s leverage ratio. Customary fees and expenses were paid by WRM in connection with the Wynn Macau Credit Facilities. As at 30 June 2016, the Group had HK$1.3 billion in funding available under the revolving credit facility of the Wynn Macau Credit Facilities. (b) Senior notes, unsecured The Company has issued 5.25% fixed rate, unsecured senior notes due 15 October 2021 for an aggregate principal amount of US$1.35 billion (approximately HK$10.5 billion). The Company may use the net proceeds from the offering of the WML 2021 Notes for working capital requirements and general corporate purposes. The WML 2021 Notes are listed on the Hong Kong Stock Exchange.

79Interim Report 2016 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2016 14. INTEREST-BEARING BORROWINGS (continued) WMLF Revolving Credit Facility On 18 July 2016, WML Finance I Limited (the “WMLF”), a wholly-owned indirect subsidiary of the Company, entered into an agreement as the borrower for a revolving credit facility for initially up to HK$1,548.3 million (approximately US$198.5 million) with Bank of China Limited, Macau Branch as the lender. Borrowings under the WMLF Revolving Credit Facility are secured by pledged US$ deposits placed by WRL in a pledged account at Bank of China Limited, Macau Branch. The amount pledged in favor of Bank of China Limited, Macau Branch must equal 100.75% of the outstanding borrowings under the WMLF Revolving Credit Facility, being initially up to US$200 million (approximately HK$1,560 million). The WMLF Revolving Credit Facility will be used for non-gaming general corporate purposes and working capital requirements of WRM and its affiliates, including the construction, operation and maintenance of Wynn Palace. The final maturity of any outstanding borrowings under the WMLF Revolving Credit Facility is 18 July 2018, by which time any outstanding borrowings must be repaid in full. The borrowings under the WMLF Revolving Credit Facility will bear interest initially at 1.50% per annum, such rate calculated as the interest rate paid by Bank of China Limited, Macau Branch to WRL in respect of the US$ deposits in the pledged account at Bank of China Limited, Macau Branch plus a margin of 0.40%. Under the terms of the agreement, mandatory repayment is required upon a change in control or material adverse effect (as defined in the agreement). As at the Latest Practicable Date, the Group had HK$1,548.3 million available under the WMLF Revolving Credit Facility.

80 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2016 15. COMMITMENTS Operating lease commitments — Group as lessee As at 30 June 2016 As at 31 December 2015 HK$ HK$ (in thousands) (unaudited) (audited) Within one year 111,775 106,803 After one year but not more than five years 350,544 380,726 More than five years 395,868 425,695 858,187 913,224 Operating lease commitments — Group as lessor As at 30 June 2016 As at 31 December 2015 HK$ HK$ (in thousands) (unaudited) (audited) Within one year 646,107 533,267 After one year but not more than five years 2,090,739 2,474,504 More than five years 45,036 99,422 2,781,882 3,107,193

81Interim Report 2016 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2016 15. COMMITMENTS (continued) Capital commitments As at 30 June 2016 As at 31 December 2015 HK$ HK$ (in thousands) (unaudited) (audited) Contracted, but not provided for 683,697 2,115,249 Other services commitments As at 30 June 2016 As at 31 December 2015 HK$ HK$ (in thousands) (unaudited) (audited) Within one year 253,292 337,898 After one year but not more than five years 576,324 574,308 More than five years 7,462 922 837,078 913,128 As at 30 June 2016, the Group was committed to purchases for operating items totaling HK$67.2 million (31 December 2015: HK$71.7 million).

82 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2016 15. COMMITMENTS (continued) Cotai Development – Wynn Palace On 29 July 2013, WRM and Palo finalized and executed a guaranteed maximum price construction (“GMP”) contract with Leighton Contractors (Asia) Limited, acting as the general contractor. Under the GMP contract, the general contractor is responsible for both the construction and design of the Wynn Palace project. The general contractor is obligated to substantially complete the project in the first half of 2016 for a guaranteed maximum price of HK$20.6 billion. The performance of the general contractor is backed by a full completion guarantee given by CIMIC Group Limited (formerly Leighton Holdings Limited), the parent company of the general contractor, as well as a performance bond for 5% of the guaranteed maximum price. We have assessed certain liquidated damages for the general contractor’s failure to complete certain milestones in accordance with the time prescribed in the GMP contract. The general contractor has requested the reversal of liquidated damages, additional compensation and extensions of time. We view our assessment of liquidated damages as fully supported by the terms of the GMP contract, and we view the general contractor’s requests as unfounded and intend to adhere to the terms of the GMP contract as agreed with the general contractor. 16. LITIGATION The Group did not have any material litigation outstanding as at 30 June 2016. The litigation matters set out below are disclosed on a voluntary basis and, as with all litigation, no assurances can be provided as to the outcome thereof. Macau litigation related to Okada WRM and certain individuals who are or were directors of WRM and/or the Company (collectively, the “Wynn Macau Parties”) have been named as defendants in a lawsuit filed in the Court of First Instance of Macau (the “Macau Court”) by Mr. Kazuo Okada (“Okada”) and two of Okada’s controlled companies, Aruze USA, Inc. and Universal Entertainment Corp. (collectively, the “Okada Parties”). The principal allegations in the lawsuit are that the redemption of the Okada Parties’ shares in WRL was improper and undervalued, that the previously disclosed payment by WRM to an unrelated third party in consideration of relinquishment by that party of certain rights in and to any future development on the land in Cotai where the Company is constructing Wynn Palace was unlawful and that the Company’s previously disclosed donation by WRM to the University of Macau Development Foundation was unlawful. The Okada Parties seek the dissolution of WRM and compensatory damages.

83Interim Report 2016 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2016 16. LITIGATION (continued) Macau litigation related to Okada (continued) The Company made a voluntary announcement in respect of this lawsuit on 3 July 2015. The Company has sought advice from counsel in Macau, and based on such advice, the Company believes that the claims are devoid of merit and are unfounded. The Company intends to vigorously defend WRM and the other defendants in the lawsuit. The Okada Parties recently released one of the Wynn Macau Parties from the lawsuit. The Macau Court has served the complaint on all of the remaining defendants and the Wynn Macau Parties filed their response in May 2016. The lawsuit is in the early phases of litigation. Macau litigation related to Dore WRM has been named a defendant in several lawsuits filed in the Macau Court of First Instance by individuals who claim to be investors in or persons with credit in accounts maintained by Dore Entertainment Company Limited (“Dore”), an independent, Macau registered and licensed company that operates a gaming promoter business at Wynn Macau. In connection with the alleged theft, embezzlement, fraud and/or other crime(s) perpetrated by a former employee of Dore (the “Dore Incident”), the plaintiffs of the lawsuits allege that Dore failed to honor withdrawal of funds requests that allegedly has resulted in certain losses for these individuals. The principal allegations common to the lawsuits are that WRM, as a gaming concessionaire, should be held responsible for Dore’s conduct on the basis that WRM is responsible for the supervision of Dore’s activities at Wynn Macau that resulted in the purported losses. The Company made a voluntary announcement in connection with the Dore Incident on 14 September 2015. The Company has sought advice from counsel in Macau, and based on such advice, the Company believes the claims are devoid of merit and are unfounded. The Company intends to vigorously defend WRM in the lawsuits. The lawsuits are only in the early phases of litigation.

84 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2016 17. RELATED PARTY DISCLOSURES As at the end of the period, amounts due from/(to) related companies are unsecured, interest- free and repayable on demand. The Group had the following material transactions with related companies: For the Six Months Ended 30 June Name of Related Companies Relation to the Company Primary Nature of Transactions 2016 HK$ 2015 HK$ (in thousands) (unaudited) (unaudited) Wynn Resorts, Limited Ultimate parent company License fees (i) 366,109 394,984 Wynn Resorts, Limited Ultimate parent company Corporate support services (ii) 44,032 41,417 Wynn Resorts, Limited Ultimate parent company Share-based payment expenses 32,923 42,180 WIML Subsidiary of Wynn Resorts, Limited International marketing expenses (iii) 11,932 11,880 Worldwide Wynn Subsidiary of Wynn Resorts, Limited Staff secondment payroll charges (iv) 131,225 119,439 Wynn Design & Development Subsidiary of Wynn Resorts, Limited Design/ development payroll (v) 11,683 34,193 Las Vegas Jet, LLC Subsidiary of Wynn Resorts, Limited Airplane usage charges (ii) 9,564 7,187 Wynn Design & Development Subsidiary of Wynn Resorts, Limited Acquisition of art works (vi) 263,118 —

85Interim Report 2016 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2016 17. RELATED PARTY DISCLOSURES (continued) Except for the share-based payment expenses incurred with Wynn Resorts, Limited and the acquisition of art works incurred with Wynn Design & Development, all of the above transactions are noted as continuing connected transactions. Notes: (i) License fees The license fee payable to Wynn Resorts, Limited equals the greater of (1) 3% of the gross monthly revenues of the intellectual property, and (2) US$1.5 million (approximately HK$11.6 million) per month. (ii) Corporate support services The annual fees for the services provided by Wynn Resorts, Limited are based on an allocation of the actual proportion of Wynn Resorts, Limited’s annual corporate departments’ costs (including salaries and benefits for such employees during the period in which such services are rendered) and overhead expense related to the provision of such services, and in any event, such annual fees shall not exceed 50% of the aggregate annual corporate departments’ costs and overhead expense incurred by Wynn Resorts, Limited during any financial year. Wynn Resorts, Limited allows the Company and its employees to use aircraft assets owned by Wynn Resorts, Limited and its subsidiaries (other than the Group) at hourly rates set by Las Vegas Jet, LLC, a subsidiary of Wynn Resorts, Limited. (iii) International marketing expenses These administrative, promotional and marketing services are provided through branch offices located in various cities around the world under the direction and supervision provided by WIML. For the services provided under this arrangement, WIML charges a service fee equal to the total costs it incurs in rendering the services plus 5%. (iv) Staff secondment payroll charges Worldwide Wynn, a subsidiary of Wynn Resorts, Limited, is responsible for supplying management personnel to WRM for pre-determined lengths of time through secondment arrangements. Worldwide Wynn is compensated for these services of the seconded employees during the period of secondment to WRM with a service fee equal to its aggregate costs plus 5%. (v) Design/development payroll Wynn Design & Development provides design and development services to the Group in connection with the Wynn Palace project. A service fee is charged at the costs incurred by Wynn Design & Development to the Group for the services provided. (vi) Acquisition of art works On 29 June 2016, WRM entered into a purchase agreement with Wynn Design & Development to purchase “Tulips” by Jeff Koons and “Amphora III” by Viola Frey for US$33,682,500 (approximately HK$262.3 million) and US$103,945 (approximately HK$0.8 million), respectively.

86 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2016 17. RELATED PARTY DISCLOSURES (continued) The above transactions were carried out on terms mutually agreed between the Group and the related companies. There were no significant charges from the Group to the related companies during the six months ended 30 June 2016 and 2015. In the opinion of the Directors, the related party transactions were conducted in the ordinary and usual course of the Group’s business. All such outstanding balances between the Group and the related companies are deemed to be trade in nature. Home Purchase In May 2010, Worldwide Wynn entered into an employment agreement with Ms. Linda Chen, who is also a director of the Company. Under the terms of the employment agreement, Worldwide Wynn caused WRM to purchase a house in Macau for use by Ms. Chen. As at 30 June 2016, the net carrying amount of the house together with improvements and its land lease right was HK$53.2 million (31 December 2015: HK$55.3 million). WMLF Revolving Credit Facility In connection with the WMLF Revolving Credit Facility, WRL pledged in favor of Bank of China Limited, Macau Branch on 18 July 2016 its US$ deposits of initially up to US$200 million (approximately HK$1,560 million equivalent) in a pledged account at Bank of China Limited, Macau Branch. For further details, refer to note 14 to the interim financial information.

87Interim Report 2016 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2016 18. FAIR VALUE AND FAIR VALUE HIERARCHY OF FINANCIAL INSTRUMENTS Management has assessed that the fair values of cash and cash equivalents, restricted cash and cash equivalents, trade and other receivables, deposits and other assets, accounts payable, balances with related companies and the current portion of financial liabilities included in other payables and accruals, other liabilities and land premium payables approximate to their carrying amounts largely due to the short term maturities of these instruments. The fair values of the non-current portion of financial liabilities included in other payables and accruals and interest-bearing bank loans have been calculated by discounting the expected future cash flows using rates currently available for instruments with similar terms, credit risks and remaining maturities. The non-current portion of other liabilities and construction retentions payable were not discounted as the discounting factors were considered by management to be insignificant. As at 30 June 2016, the Group held interest rate swaps at fair values with liabilities measured at fair value for level 2 of HK$17.4 million (as at 31 December 2015: the Group held two interest rate swaps at fair values with assets measured at fair value for level 2 of HK$5.6 million and one interest rate swap at fair value with liability measured at fair value for level 2 of HK$0.8 million), and the Group measured its outstanding debt instruments at fair value for level 2 of HK$31.6 billion (as at 31 December 2015: HK$30.5 billion). The Group did not hold any assets or liabilities measured at fair value for levels 1 and 3 during the six months ended 30 June 2016 and 2015. Level 1 fair values are those measured using quoted prices (unadjusted) in active markets for identical financial instruments, level 2 fair values measured using quoted prices in active markets for similar financial instruments, or using valuation techniques in which all significant input is directly or indirectly based on observable market data and level 3 fair values are those measured using valuation techniques in which any significant input is not based on observable market data.

88 Wynn Macau, Limited Definitions “Board of Directors” or “Board” the Board of Directors of our Company “Code” the Corporate Governance Code and Corporate Governance Report set out in Appendix 14 to the Listing Rules as applicable on 30 June 2016 “Company” or “our Company” Wynn Macau, Limited, a company incorporated on 4 September 2009 as an exempted company with limited liability under the laws of the Cayman Islands and an indirect subsidiary of Wynn Resorts, Limited “Concession Agreement” the Concession Contract for the Operation of Games of Chance or Other Games in Casinos in the Macau Special Administrative Region entered into between WRM and the Macau government on 24 June 2002 “Cotai Land Concession Agreement” the land concession contract entered into between WRM, Palo and the Macau government for approximately 51 acres of land in the Cotai area of Macau, and for which formal approval from the Macau government was published in the official gazette of Macau on 2 May 2012 “Director(s)” the director(s) of our Company “Encore” or “Encore at Wynn Macau” a casino resort located in Macau, connected to and fully integrated with Wynn Macau, owned and operated directly by WRM, which opened on 21 April 2010 “Galaxy” Galaxy Casino, S.A., one of the six gaming operators in Macau and one of the three concessionaires “Group”, “we”, “us” or “our“ our Company and its subsidiaries, or any of them, and the businesses carried on by such subsidiaries, except where the context makes it clear that the reference is only to the Company itself and not to the Group “HIBOR” Hong Kong Interbank Offered Rate “HK$” Hong Kong dollars, the lawful currency of Hong Kong “Hong Kong” the Hong Kong Special Administrative Region of the PRC

89Interim Report 2016 Definitions “Hong Kong Stock Exchange” The Stock Exchange of Hong Kong Limited “IFRS” International Financial Reporting Standards “Las Vegas Jet, LLC” Las Vegas Jet, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “Latest Practicable Date” 31 August 2016 “LIBOR” London Interbank Offered Rate “Listing Rules” the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (as amended from time to time) “Macau” or “Macau Special Administrative Region” the Macau Special Administrative Region of the PRC “Macau Operations” the fully integrated Wynn Macau and Encore at Wynn Macau resort “Melco Crown” Melco Crown Gaming (Macau) Limited, one of the six gaming operators in Macau and one of the three sub-concessionaires “MGM Macau” MGM Grand Paradise Limited, one of the six gaming operators in Macau and one of the three sub-concessionaires “Model Code” the Model Code for Securities Transactions by Directors of Listed Issuers set out in Appendix 10 of the Listing Rules “MOP” or “pataca” Macau pataca, the lawful currency of Macau “NASDAQ” or “NASDAQ Stock Market” National Association by Securities Dealers Automated Quotations “Palo Real Estate Company Limited” or “Palo” Palo Real Estate Company Limited, a limited liability company incorporated under the laws of Macau, subject to Ms. Linda Chen 10% social and voting interest and MOP1.00 economic interest in WRM, an indirect wholly-owned subsidiary of the Company

90 Wynn Macau, Limited Definitions “PRC”, “China” or “mainland China” the People’s Republic of China and, except where the context requires and only for the purpose of this interim report, references in this interim report to the PRC or China do not include Taiwan, Hong Kong or Macau; the term “Chinese” has a correlatives meaning “SEC” the U.S. Securities and Exchange Commission “SFO” the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) “Share(s)” ordinary share(s) with a nominal value of HK$0.001 each in the share capital of our Company “Shareholder(s)” holder(s) of Share(s) of the Company from time to time “SJM” Sociedade de Jogos de Macau S.A., one of the six gaming operators in Macau and one of the three concessionaires “Trust” the trust constituted by the Trust Deed to service the employee ownership scheme “Trust Deed” the trust deed entered into between the Company and the Trustee (as may be restated, supplemented and amended from time to time) on 30 June 2014 “Trustee” the trustee appointed by the Company for the purpose of the Trust, and as at the Latest Practicable Date, Computershare Hong Kong Trustees Limited, a company incorporated in Hong Kong and having its registered office at 46th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong “US$” United States dollars, the lawful currency of the United States “U.S. GAAP” the Generally Accepted Accounting Principles of the United States “Venetian Macau” Venetian Macau S.A., one of the six gaming operators in Macau and one of the three sub-concessionaires

91Interim Report 2016 Definitions “WIML” Wynn International Marketing, Ltd., a company incorporated under the laws of Isle of Man and a wholly-owned subsidiary of Wynn Resorts, Limited “WM Cayman Holdings Limited I” WM Cayman Holdings Limited I, a company incorporated on 7 July 2009 as an exempted company with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of Wynn Group Asia, Inc. “WML 2021 Notes” the US$600 million (approximately HK$4.7 billion) 5.25% senior notes due 2021 issued by the Company in October 2013 and the additional US$750 million (approximately HK$5.9 billion) 5.25% senior notes due 2021 issued by the Company on 20 March 2014 (Debt Stock Code: 5983), which were consolidated to form one single series of notes “WMLF” WML Finance I Limited, a limited liability company incorporated under the laws of the Cayman Islands and a wholly-owned indirect subsidiary of the Company “WMLF Revolving Credit Facility” the HK$1,548.3 million (approximately US$198.5 million) revolving credit facility extended to WMLF on 18 July 2016 “Worldwide Wynn” Worldwide Wynn, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “WRL Group” Wynn Resorts, Limited and its subsidiaries (other than the Group) “WRM” Wynn Resorts (Macau) S.A., a company incorporated under the laws of Macau and a wholly-owned subsidiary of the Company “WRM Shareholder Dividend Tax Agreement” the agreements, entered into during June 2009, August 2011 and August 2016, each for a term of five years between WRM and the Macau Special Administrative Region, effective retroactively to 2006, that provide for an annual payment to the Macau Special Administrative Region of MOP7.2 million in years 2006 through 2010, MOP15.5 million in years 2011 through 2015 and MOP12.8 million in years 2016 through 2020 in lieu of Complementary Tax otherwise due by WRM shareholders on dividend distributions to them from gaming profits earned in those years

92 Wynn Macau, Limited Definitions “Wynn Design & Development” Wynn Design & Development, LLC, a company formed under the laws of the State of Nevada, United States and a wholly- owned subsidiary of Wynn Resorts, Limited “Wynn Group Asia, Inc.” Wynn Group Asia, Inc, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn Las Vegas, LLC” Wynn Las Vegas, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn Macau” a casino hotel resort located in Macau, owned and operated directly by WRM, which opened on 6 September 2006, and where appropriate, the term also includes Encore at Wynn Macau “Wynn Macau Credit Facilities” together, the HK$17.9 billion (equivalent) fully-funded senior term loan facilities and the HK$5.8 billion (equivalent) senior revolving credit facilities extended to WRM on 30 September 2015 “Wynn Palace” an integrated resort situated on approximately 51 acres of land in the Cotai area of Macau in accordance with the terms of the Cotai Land Concession Agreement, operated by WRM, which opened on 22 August 2016 “Wynn Resorts International, Ltd.” Wynn Resorts International, Ltd., a company incorporated under the laws of the Isle of Man and a wholly-owned subsidiary of the Company “Wynn Resorts, Limited”, “Wynn Resorts” or “WRL” Wynn Resorts, Limited, a company formed under the laws of the State of Nevada, United States, and our controlling shareholder (as defined in the Listing Rules)

93Interim Report 2016 Glossary “Adjusted Average Daily Rate” adjusted average daily rate which is calculated by dividing total room revenues including the retail value of promotional allowances (less service charges, if any) by total rooms occupied including complimentary rooms “Adjusted REVPAR” adjusted revenue per available room which is calculated by dividing total room revenues including the retail value of promotional allowances (less service charges, if any) by total rooms available “casino revenue” revenue from casino gaming activities (gross table games win and gross slot win), calculated net of a portion of commissions and in accordance with IFRS “chip(s)” a token; usually in the form of plastic disc(s) or plaque(s) issued by a casino to customers in exchange for cash or credit, which must be used (in lieu of cash) to place bets on gaming tables “daily gross win per gaming table” gross gaming win for table games divided by number of tables divided by the number of days in the applicable period “gaming promoters” individuals or companies licensed by and registered with the Macau government to promote games of fortune and chance or other casino games to patrons, through the arrangement of certain services, including transportation, accommodation, dining and entertainment, whose activity is regulated by Macau Administrative Regulation no. 6/2002 “gross gaming win” the total win generated by all casino gaming activities combined, calculated before deduction of commissions “gross slot win” the amount of handle (representing the total amount wagered) that is retained as winnings. We record this amount and gross table games win as casino revenue after deduction of progressive jackpot liabilities and a portion of commissions

94 Wynn Macau, Limited Glossary “gross table games win” the amount of drop (in our general casino segment) or turnover (in our VIP casino segment) that is retained as winnings. We record this amount and gross slot win as casino revenue after deduction of a portion of commissions “In-house VIP Program” an internal marketing program wherein we directly market our casino resorts to gaming clients, including to high-end or premium players in the greater Asia region. These players are invited to qualify for a variety of gaming rebate programs whereby they earn cash commissions and room, food and beverage and other complimentary allowances based on their turnover level. We often extend credit to these players based upon knowledge of the players, their financial background and payment history “promotional allowance” the retail value of rooms, food and beverage and retail and other services furnished to guests (typically VIP clients) without charge “Rolling Chip” physically identifiable chip that is used to track VIP wagering volume for purposes of calculating commissions and other allowances payable to gaming promoters and Wynn Macau’s individual VIP players “table drop” the amount of cash deposited in a gaming table’s drop box that serves as a repository for cash, plus cash chips purchased at the casino cage “turnover” the sum of all losing Rolling Chip wagers within the VIP program “VIP client” or “VIP player” client, patron or player who participates in Wynn Macau’s In- house VIP Program or in the VIP program of any of our gaming promoters “VIP table games turnover” turnover resulting from VIP table games only

201 6 Interim Repor t 中期報告 2016 Interim Report 中期報告 Wynn Macau, Limited Rua Cidade de Sintra, NAPE, Macau (853) 2888-9966 www.wynnmacau.com